Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
File Number 333-158473

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.25% Convertible Senior Notes due October 15, 2013	$230,000,000	100%	$230,000,000	$12,834

Common Stock, par value $0.10 per share	55,421,674(2)	—	(2)	(3)

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933 (the "Securities Act").

(2)
Includes 55,421,674 shares of common stock issuable upon conversion of the convertible senior notes at the initial conversion price of approximately $5.08 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the convertible senior notes because no additional consideration will be received in connection with the exercise of the conversion privilege

$200,000,000

4.25% Convertible Senior Notes due October 15, 2013

MICRON TECHNOLOGY, INC.

Interest payable on April 15 and October 15

         Holders may convert their 4.25% Convertible Senior Notes due October 15, 2013, into shares of our common stock at an initial conversion rate of 196.7052 shares of common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $5.08 per share of common stock), subject to adjustment, at any time on or prior to the close of business on the business day immediately preceding the maturity date for the notes. If a holder elects to convert its notes in connection with a make-whole change in control (as defined in this prospectus supplement), we will, in certain circumstances, pay a make-whole change in control premium by increasing the conversion rate for notes converted in connection with such make-whole change in control.

         On or after April 20, 2012, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been at least 135% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date, plus a "make-whole premium" payment (as defined in this prospectus supplement). We must make the make-whole premium payments on all notes called for redemption prior to October 15, 2013, including notes converted after the date we mailed the notice of redemption. If we experience a change in control or a termination of trading, holders may require us to repurchase for cash all or a portion of the notes, at a repurchase price equal to 100% of the principal amount of such holder's notes, plus accrued and unpaid interest, including any additional interest, to, but excluding, the repurchase date.

         The notes will rank equally with all of our existing and future senior debt and senior to all our future subordinated debt. The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries. For a more detailed description of the notes, see "Description of Notes" beginning on page S-31.

         The notes are new securities and there is currently no established market for the notes. The notes will not be listed on any securities exchange nor included in any automatic quotation system. Our common stock is listed on The New York Stock Exchange under the symbol "MU." On April 8, 2009, the last reported sale price of our common stock was $4.28 per share.

         Investing in the notes or our common stock issuable upon conversion of the notes involves a high degree of risk. See "Risk Factors" beginning on page S-10 of this prospectus supplement.

         Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 60,240,000 shares of our common stock in an underwritten public offering (or 69,276,000 shares if the underwriters exercise their over-allotment option with respect to that offering in full). Neither offering is conditioned upon the completion of the other offering.

PRICE 100% AND ACCRUED INTEREST, IF ANY

	Per Note	Total
Public offering price	100%	$200,000,000
Underwriting discount	2.75%	$5,500,000
Proceeds to us (before expenses)	97.25%	$194,500,000

         We have granted the underwriters the right to purchase up to an additional $30,000,000 principal amount of the notes, within 30 days from the date of this prospectus supplement, solely to cover over-allotments.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the notes to purchasers in book-entry form against payment in New York, New York on or about April 15, 2009.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.

Co-Manager

Deutsche Bank Securities

The date of this prospectus supplement is April 8, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in each of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus is accurate as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of the accompanying prospectus entitled "Where You Can Find More Information."

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of the notes, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the notes offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Micron," "we," "us" and "our" or similar terms are to Micron Technology, Inc. and its subsidiaries.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein. Because the following is only a summary, it does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the factors described under the heading "Risk Factors" included in this prospectus supplement and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

 MICRON TECHNOLOGY, INC.

        We are a global manufacturer of semiconductor devices, principally semiconductor memory products (including DRAM and NAND Flash) and CMOS image sensors. We operate in two segments: Memory and Imaging. Our products are used in a broad range of electronic applications including personal computers, workstations, network servers, mobile phones and other consumer applications including Flash memory cards, USB storage devices, digital still cameras, MP3/4 players and in automotive applications. We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world. Our success is largely dependent on the market acceptance of a diversified portfolio of semiconductor memory products, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and generation of sufficient return on research and development investments.

        We have made significant investments to develop proprietary product and process technology that is implemented in our worldwide manufacturing facilities and through our joint ventures to enable the production of semiconductor products with increasing functionality and performance at lower costs. We generally reduce the manufacturing cost of each generation of product through advancements in product and process technology such as our leading-edge line-width process technology and innovative array architecture. We continue to introduce new generations of products that offer improved performance characteristics, such as higher data transfer rates, reduced package size, lower power consumption and increased memory density and megapixel count. To leverage our significant investments in research and development, we have formed strategic joint ventures under which the costs of developing memory product and process technologies are shared with our joint venture partners. In addition, from time to time, we have also sold and/or licensed technology to other parties. We are pursuing additional opportunities to recover our investment in intellectual property through partnering and other arrangements.

Industry Developments

        The semiconductor memory industry is experiencing a severe downturn due to a significant oversupply of products. The downturn has been exacerbated by global economic conditions which have adversely affected demand for semiconductor memory products. Average selling prices per gigabit for our DRAM and NAND Flash products for the second quarter of 2009 decreased 30% and 13%, respectively, compared to the first quarter of 2009, after decreasing 34% and 24%, respectively, for the first quarter of 2009 as compared to the fourth quarter of 2008. Average selling prices per gigabit for our DRAM and NAND Flash products in 2008 were down 51% and 67%, respectively, compared to 2007 and down 63% and 85%, respectively, compared to 2006. These declines significantly outpaced the long-term historical trend. As a result of these market conditions, we and other semiconductor memory manufacturers have reported negative gross margins and substantial losses in recent periods. In the first six months of 2009, we reported a net loss $1.5 billion after reporting a net loss of $1.6 billion for 2008.

Recent Developments

        In response to these market conditions, we instituted restructure plans in 2009, primarily attributable to our Memory segment. In the first quarter of 2009, IM Flash, a joint venture between us and Intel, terminated its agreement with us to obtain NAND flash memory supply from our Boise facility reducing our NAND flash production by approximately 35,000 200mm wafers per month. In addition, we and Intel agreed to suspend tooling and the ramp of NAND Flash production at IM Flash's Singapore wafer fabrication facility. On February 23, 2009, we announced that we will phase out all remaining 200mm wafer manufacturing operations at our Boise, Idaho, facility, reducing employment there by as many as 2,000 positions by the end of 2009. We have also undertaken additional cost savings measures to increase our competitiveness, including reductions in executive and employee salary and bonuses, a continued hiring freeze, suspension of matching contributions under our 401(k) employee savings plan and reduction of other discretionary costs such as outside services, travel and overtime.

        The effects of the worsening global economy and the tightening credit markets are also making it increasingly difficult for semiconductor memory manufacturers to obtain external sources of financing to fund their operations. Although we believe that we are better positioned than some of our peers, we face challenges in the current and near term that require us to continue to make significant improvements in our competitiveness. Additionally, we are pursuing further financing alternatives, further reducing capital expenditures and implementing further cost-reduction initiatives.

Concurrent Offering of Common Stock

        Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 60,240,000 shares of our common stock (69,276,000 shares of our common stock if the underwriters exercise their over-allotment option with respect to that offering in full) in an underwritten public offering (the "common stock offering"). Neither the completion of the common stock offering nor the completion of this offering is contingent on the completion of the other. See "Concurrent Offering of Common Stock."

        Assuming no exercise of the underwriters' over-allotment option with respect to the common stock offering, the net proceeds of the common stock offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $239.7 million based on an offering price of $4.15 per share. See "Use of Proceeds."

        We were originally incorporated in Idaho in 1978. In 1984, we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Information about the Company is available on the internet at www.micron.com. The information contained or incorporated in our website is not part of this prospectus supplement.

THE OFFERING

        The following summary contains basic information about the notes and is not a complete description of the offering. Thus, it does not contain all the information that is important to you. For a more detailed description of the notes, you should read the section titled "Description of Notes."

Issuer	Micron Technology, Inc.
Notes Offered	$200,000,000 aggregate principal amount of 4.25% Convertible Senior Notes due October 15, 2013.
Maturity Date	The notes will mature on October 15, 2013, subject to earlier repurchase, redemption or conversion.
Interest and Payment Dates	4.25% per year on the principal amount accruing from April 15, 2009, and payable semiannually in arrears in cash on April 15 and October 15 of each year, beginning October 15, 2009.
Conversion Rights	Holders may convert their notes into shares of common stock at any time prior to the close of business on the business day immediately preceding the maturity date for the notes.

The initial conversion rate for the notes is 196.7052 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $5.08 per share of common stock. The conversion rate is subject to adjustment under certain circumstances. See "Description of Notes—Adjustment to Conversion Rate."

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest, including any additional interest. See "Description of Notes—Conversion Rights."

Holders who convert their notes in connection with a make-whole change in control, as defined herein, may be entitled to a make-whole premium in the form of an increase in the conversion rate for notes converted in connection with such make-whole change in control. See "Description of Notes—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Change in Control."

Repurchase Upon a Change in Control or Termination of Trading

Upon a change in control or termination of trading, each as defined in this prospectus supplement, the holders may require us to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including any additional interest, to, but excluding, the repurchase date. See "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."

Ranking

The notes will rank equally with all our existing and future senior debt and senior to all our future subordinated debt. The notes will rank junior to all our existing and future senior secured debt to the extent of the collateral securing such debt indebtedness and other liabilities of our subsidiaries. As of March 5, 2009, we had:
	•	$536 million of senior secured indebtedness outstanding senior in right of payment to the notes to the extent of the collateral securing such indebtedness;
	•	$1,778 million of senior unsecured indebtedness outstanding equal in right of payment to the notes; and
	•	no subordinated indebtedness.

Our subsidiaries had $451 million of indebtedness secured by our subsidiaries' collateral and guaranteed by us on an unsecured basis. This indebtedness of our subsidiaries is included in the $1,778 million of senior unsecured indebtedness because of our guarantee of such indebtedness. We have included approximately $436 million of indebtedness of one of our subsidiaries, which is the extent of our guarantee as of March 5, 2009; however, under certain circumstances, our guarantee may increase to $600 million in April 2010. In addition, our subsidiaries had unsecured liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $1,274 million. Both the secured and unsecured indebtedness of our subsidiaries is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

Redemption at Our Option

We may not redeem the notes prior to April 20, 2012. On or after April 20, 2012, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been at least 135% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date, plus a "make-whole premium" payment in cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, equal to the present values of the remaining scheduled payments of interest on the notes to be redeemed through October 15, 2013 (excluding interest accrued to, but excluding, the redemption date). The present values of the remaining interest payments will be computed using a discount rate equal to 2.5%.

If we elect to pay some or all of the make-whole premium in shares of our common stock, then the number of shares of common stock a holder will receive will be that number of shares that have a value equal to the amount of the make-whole premium payment to be paid to such holder in shares, divided by the product of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third day prior to the date of the provisional redemption multiplied by 97.5%.

We must make these make-whole premium payments on all notes called for redemption prior to October 15, 2013, including notes converted after the date we mailed the notice of redemption. We will give written notice of redemption not less than 30 nor more than 60 days before the redemption date to the trustee, the paying agent and each holder of notes.

Use of Proceeds

The net proceeds from this offering, after deducting the underwriters' discounts and estimated offering expenses payable by us of approximately $5.8 million, will be approximately $194.2 million (or approximately $223.4 million if the underwriters exercise their over-allotment option in full).

We intend to use approximately $21.5 million of the net proceeds of this offering to pay the cost of capped call transactions with respect to a number of shares of our common stock equal to the number of shares initially issuable upon the conversion of the notes that we entered into with certain counterparties, which are affiliated with some of the underwriters of this offering. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we intend to use approximately $3.2 million of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with respect to the shares initially issuable upon conversion of the additional notes. The remaining net proceeds from this offering of approximately $172.7 million (or approximately $198.7 million if the underwriters exercise their over-allotment option in full) will be used for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. Currently, however, we do not have any agreements with respect to any material acquisitions or strategic transactions.

Capped Call Transactions

In connection with this offering, we entered into capped call transactions with counterparties as described above. The capped call transactions cover, subject to anti-dilutive adjustments, approximately 39.3 million shares (or approximately 45.2 million shares if the underwriters exercise their over-allotment option in full) of our common stock. The capped call transactions were entered into with cap prices 60% higher than the public offering price of our common stock in the concurrent public offering of our common stock. These capped call transactions are expected to reduce the potential dilution upon conversion of the notes to the extent described in "Capped Call Transactions." We intend to use approximately $21.5 million (or approximately $24.7 million if the underwriters exercise their over-allotment option in full) of the net proceeds from this offering to pay the cost of the capped call transactions.

In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparties described above (and/or their affiliates):

	•	may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and
	•	may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.
These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and potentially the value of the shares of our common stock you will receive upon the conversion of the notes. See "Capped Call Transactions."

The capped call transactions are separate transactions and are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

For a discussion of the effect of any market or other activity by any counterparty in connection with these capped call transactions, see "Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our common stock," "Capped Call Transactions" and "Underwriting."

DTC Eligibility

The notes will be issued in fully registered book-entry form and will be represented by permanent global notes without coupons. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC.

Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of Notes—Global Notes; Book-Entry; Form."

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Absence of a Trading Market for the Notes

The notes will not be listed on any securities exchange nor included in any automated quotation system. The notes will be new securities for which there is currently no trading market, and we cannot guarantee that an active or liquid market will develop.

Material U.S. Federal Income Tax Considerations

For U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see "Material U.S. Federal Income Tax Considerations" and "Risk Factors—Risk Related to the Notes—You should consider the U.S. federal income tax consequences of owning the notes."

The New York Stock Exchange Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol "MU."
Trustee	The trustee for the notes will be Wells Fargo Bank, National Association.
Governing Law	The indenture and the notes will be governed by the laws of the State of New York.
Risk Factors

See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated statement of operations data below for the fiscal years ended August 31, 2006, August 30, 2007 and August 28, 2008, and the selected consolidated balance sheet data as of August 30, 2007 and August 28, 2008, have been derived from the audited consolidated financial statements of Micron that are incorporated by reference in this prospectus supplement and the accompanying prospectus, and are qualified by reference to such financial statements. The selected consolidated statement of operations data below for the six month periods ended February 28, 2008 and March 5, 2009, and the selected consolidated balance sheet data as of March 5, 2009, have been derived from unaudited consolidated financial statements of Micron that are incorporated by reference in this prospectus supplement and the accompanying prospectus. In the opinion of management, such unaudited quarterly financial data contains all adjustments necessary for the fair statement of Micron's financial position and results of operations as of and for such periods. Operating results for the six months ended March 5, 2009 are not necessarily indicative of results that may be expected for future periods. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Fiscal Year Ended			Six Months Ended
	August 31, 2006	August 30, 2007	August 28, 2008	February 28, 2008	March 5, 2009
				(Unaudited)
	(In millions, except per share data)
Consolidated Statement of Operations Data:
Net sales	$5,272	$5,688	$5,841	$2,894	$2,395
Cost of goods sold	4,072	4,610	5,896	2,932	3,111
Gross margin	1,200	1,078	(55)	(38)	(716)
Operating expenses:
Selling general and administrative	460	610	455	232	192
Research and development	656	805	680	343	346
Goodwill impairment	—	—	463	463	58
Restructure	—	19	33	21	39
Other operating (income) expense	(266)	(76)	(91)	(65)	29

Operating income (loss)	350	(280)	(1,595)	(1,032)	(1,380)
Interest income	101	143	79	53	14
Interest expense	(25)	(40)	(82)	(41)	(65)
Other non-operating income (expense)	7	9	(13)	(7)	(12)

	433	(168)	(1,611)	(1,027)	(1,443)
Income tax (provision)	(18)	(30)	(18)	(3)	(17)
Equity in net losses of equity method investees, net of tax	—	—	—	—	(61)
Non-controlling interests in net (income) loss	(7)	(122)	10	(9)	64

Net income (loss)	$408	$(320)	$(1,619)	$(1,039)	$(1,457)

Earnings (loss) per share:
Basic	$0.59	$(0.42)	$(2.10)	$(1.35)	$(1.88)
Diluted	0.57	(0.42)	(2.10)	(1.35)	(1.88)
Number of shares used in per share calculations:
Basic	691.7	769.1	772.5	772.2	773.6
Diluted	725.1	769.1	772.5	772.2	773.6

	As of
	August 30, 2007	August 28, 2008	March 5, 2009
			(Unaudited)
	(In millions)
Consolidated Balance Sheet Data:
Cash and short-term investments	$2,616	$1,362	$932
Other current assets	2,618	2,417	1,591
Total assets	14,818	13,430	11,526
Long-term debt	1,987	2,451	2,542
Noncontrolling interest in subsidiaries	2,607	2,865	2,344
Shareholders' equity	7,752	6,178	4,742

RATIO OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended					Six Months Ended
	September 2, 2004	September 1, 2005	August 31, 2006	August 30, 2007	August 28, 2008	February 28, 2008	March 5, 2009
Ratio of earnings to fixed charges(1)	6.3x	4.5x	10.4x	N/A	N/A	N/A	N/A

(1)
For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes, equity in net losses of equity method investees and noncontrolling interests plus fixed charges and "fixed charges" consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings before fixed charges were inadequate to cover total fixed charges by $184 million and $1,622 million for the fiscal years ended August 30, 2007 and August 28, 2008, respectively, and by $1,029 million and $1,504 million for the six months ended February 28, 2008 and March 5, 2009, respectively.

RISK FACTORS

        Investing in the notes and our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below before making a decision about investing in our securities. The risks and uncertainties discussed below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

 Risks Related to Our Business

We have experienced dramatic declines in average selling prices for our semiconductor memory products which have adversely affected our business.

        For the second quarter of 2009, average selling prices of DRAM and NAND Flash products decreased 30% and 13%, respectively, as compared to the first quarter of 2009. For the first quarter of 2009, average selling prices of DRAM and NAND Flash products decreased 34% and 24%, respectively, as compared to the fourth quarter of 2008. For 2008, average selling prices of DRAM and NAND Flash products decreased 51% and 67%, respectively, as compared to 2007. For 2007, average selling prices of DRAM and NAND Flash products decreased 23% and 56%, respectively, as compared to 2006. Currently, and at times in the past, average selling prices for our memory products have been below our costs. We recorded aggregate inventory write-downs of $234 million for the second quarter of 2009, $369 million for the first quarter of 2009, $282 million in 2008 and $20 million in 2007 as a result of the significant decreases in average selling prices for our semiconductor memory products. If the estimated market values of products held in finished goods and work in process inventories at a quarter-end date are below the manufacturing cost of these products, we recognize charges to cost of goods sold to write down the carrying value of our inventories to market value. Future charges for inventory write-downs could be larger than the amounts recorded in 2009 and 2008. If average selling prices for our memory products remain depressed or decrease faster than we can decrease per gigabit costs, as they recently have, our business, results of operations or financial condition could be materially adversely affected.

We may be unable to generate sufficient cash flows or obtain access to external financing necessary to fund our operations and make adequate capital investments.

        Our cash flows from operations depend primarily on the volume of semiconductor memory sold, average selling prices and per unit manufacturing costs. To develop new product and process technologies, support future growth, achieve operating efficiencies and maintain product quality, we must make significant capital investments in manufacturing technology, facilities and capital equipment, research and development, and product and process technology. We currently estimate our capital spending to approximate between $650 million to $700 million for 2009. Cash and investments of IM Flash and TECH are generally not available to finance our other operations. In the past we have utilized external sources of financing when needed and access to capital markets has historically been very important to us. As a result of the severe downturn in the semiconductor memory market, the downturn in general economic conditions, and the adverse conditions in the credit markets, financing instruments that we have used in the past may not be available on terms acceptable to us. We significantly reduced our planned capital expenditures for 2009. In addition, we are pursuing further financing alternatives, further reducing capital expenditures and implementing further cost-cutting initiatives. There can be no assurance that we will be able to generate sufficient cash flows or find other sources of financing to fund our operations; make adequate capital investments to remain competitive in terms of technology development and cost efficiency; or access capital markets. Our inability to do the foregoing could have a material adverse effect on our business and results of operations.

We may be unable to reduce our per gigabit manufacturing costs at the rate average selling prices decline.

        Our gross margins are dependent upon continuing decreases in per gigabit manufacturing costs achieved through improvements in our manufacturing processes, including reducing the die size of our existing products. In future periods, we may be unable to reduce our per gigabit manufacturing costs at sufficient levels to increase gross margins due to factors including, but not limited to, strategic product diversification decisions affecting product mix, the increasing complexity of manufacturing processes, changes in process technologies or products that inherently may require relatively larger die sizes. Per gigabit manufacturing costs may also be affected by the relatively smaller production quantities and shorter product lifecycles of certain specialty memory products. Temporary production slowdowns that we implemented at some of our manufacturing facilities during the second quarter of 2009 adversely affected per megabit costs of Memory products. Further temporary production slowdowns during the third quarter of 2009 are expected to adversely affect per megabit costs of Memory products.

Consolidation of industry participants may result in uncertainty in the semiconductor market and negatively impact our ability to compete.

        The semiconductor industry is highly competitive and, despite historically high levels of overall demand, manufacturing capacity in the semiconductor industry exceeds demand. Some of our competitors may try to enhance their capacity and lower their cost structure through consolidation. In particular, the Taiwanese government is considering a wide range of proposals to assist some of our Taiwanese competitors. In addition, significant declines in the average selling prices of DRAM and NAND Flash products as well as limited access to sources of financing have led to the deterioration in the financial condition of a number of industry participants. Among other things, this deterioration has led to the insolvency of at least one competitor, Qimonda AG. Consolidation of industry competitors could put us at a competitive disadvantage.

Economic conditions may harm our business.

        Economic and business conditions, including a continuing downturn in the semiconductor memory industry or the overall economy is having an adverse effect on our business. Adverse conditions affect consumer demand for devices that incorporate our products such as personal computers, mobile phones, Flash memory cards and USB devices. Reduced demand for our products could result in continued market oversupply and significant decreases in our selling prices. A continuation of current conditions in credit markets would limit our ability to obtain external financing to fund our operations and capital expenditures. In addition, we may experience losses on our holdings of cash and investments due to failures of financial institutions and other parties. Difficult economic conditions may also result in a higher rate of losses on our accounts receivables due to credit defaults. As a result, our business, results of operations or financial condition could be materially adversely affected.

The semiconductor memory industry is highly competitive.

        We face intense competition in the semiconductor memory market from a number of companies, including Elpida Memory, Inc.; Hynix Semiconductor Inc.; Samsung Electronics Co., Ltd.; SanDisk Corporation; Toshiba Corporation and from emerging companies in Taiwan and China, who have significantly expanded the scale of their operations. Some of our competitors are large corporations or conglomerates that may have greater resources to withstand downturns in the semiconductor markets in which we compete, invest in technology and capitalize on growth opportunities.

        Our competitors seek to increase silicon capacity, improve yields, reduce die size and minimize mask levels in their product designs. The transitions to smaller line-width process technologies and 300mm wafers in the industry have resulted in significant increases in the worldwide supply of semiconductor memory and will likely lead to future increases. Increases in worldwide supply of semiconductor memory also result from semiconductor memory fab capacity expansions, either by way of new facilities, increased capacity utilization or reallocation of other semiconductor production to semiconductor memory production. We and several of our competitors have significantly increased production in recent periods through construction of new facilities or expansion of existing facilities. Increases in worldwide supply of semiconductor memory, if not accompanied with commensurate increases in demand, would lead to further declines in average selling prices for our products and would materially adversely affect our business, results of operations or financial condition.

Our joint ventures and strategic partnerships involve numerous risks.

        We have entered into partnering arrangements to manufacture products and develop new manufacturing process technologies and products. These arrangements include our IM Flash NAND flash joint ventures with Intel, our DRAM joint ventures with Nanya, our TECH DRAM joint venture and our MP Mask joint venture with Photronics. These strategic partnerships and joint ventures are subject to various risks that could adversely affect the value of our investments and our results of operations. These risks include the following:

  •
  our interests could diverge from our partners in the future or we may not be able to agree with partners on the amount, timing or nature of further investments in our joint venture;

  •
  due to financial constraints, our partners may be unable to meet their commitments to us or our joint ventures and may pose credit risks for our transactions with them;

  •
  the terms of our arrangements may turn out to be unfavorable;

  •
  cash flows may be inadequate to fund increased capital requirements;

  •
  we may experience difficulties in transferring technology to joint ventures;

  •
  we may experience difficulties and delays in ramping production at joint ventures;

  •
  these operations may become less cost efficient as a result of underutilized capacity; and

  •
  political or economic instability may occur in the countries where our joint ventures and/or partners are located.

        If our joint ventures and strategic partnerships are unsuccessful, our business, results of operations or financial condition may be adversely affected.

Our acquisition of a 35.5% interest in Inotera Memories, Inc. involves numerous risks.

        In the first quarter of 2009, we acquired a 35.5% ownership interest in Inotera Memories, Inc., a Taiwanese DRAM memory manufacturer, for $398 million in cash. As a result of this acquisition, we have rights and obligations to purchase 50% of the wafer production of Inotera. Our acquisition of an interest in Inotera involves numerous risks including the following:

  •
  Inotera's ability to meet its ongoing obligations;

  •
  charges to us resulting from Qimonda's default on its obligations to purchase certain agreed quantities of products made using Qimonda's trench technology during the transition period;

  •
  difficulties in converting Inotera production from Qimonda's trench technology to our stack technology;

  •
  difficulties in obtaining financing for capital expenditures necessary to convert Inotera production to our stack technology;

  •
  increasing debt to finance the acquisition;

  •
  uncertainties around the timing and amount of wafer supply received;

  •
  risks relating to our purchase of the Inotera shares and related agreements arising in connection with Qimonda's bankruptcy proceedings;

  •
  Inotera's operations may become less cost efficient as a result of underutilized capacity;

  •
  obligations during the technology transition period to procure product based on a competitor's technology which may be difficult to sell and provide for product support due to our limited understanding of the technology;

  •
  recognition in our results of operation of our share of potential Inotera losses; and

  •
  the impact on margins associated with our obligation to purchase product utilizing Qimonda's trench technology at a relatively higher cost than other products manufactured by us and selling them potentially at a lower price than other products produced us.

        In the second quarter of 2009, Qimonda filed for bankruptcy and defaulted on its obligations to purchase trench products from Inotera under a supply agreement. Pursuant to the Company's obligations under a supply agreement with Inotera, the Company recorded $51 million in cost of goods sold in the second quarter of 2009 for its obligations to Inotera as a result of Qimonda's default.

Our NAND Flash memory operations involve numerous risks.

        As a result of severe oversupply in the NAND Flash market, our average selling prices of NAND Flash products decreased 13% for the second quarter of 2009 as compared to the first quarter of 2009 after decreasing 24% for the first quarter of 2009 as compared to the fourth quarter of 2008, 67% for 2008 as compared to 2007 and 56% for 2007 as compared to 2006. As a result, we experienced negative gross margins on sales of our NAND Flash products in 2009 and 2008. In the first quarter of 2009, we discontinued production of NAND flash memory for IM Flash at our Boise facility. The NAND Flash production shutdown reduces IM Flash's NAND flash production by approximately 35,000 200mm wafers per month. In addition, we and Intel agreed to suspend tooling and the ramp of production of NAND Flash at IM Flash's Singapore wafer fabrication plant. A continuation of the challenging conditions in the NAND Flash market will materially adversely affect our business, results of operations and financial condition.

We may incur additional restructure charges or not realize the expected benefits of new initiatives to reduce costs across our operations.

        In response to a severe downturn in the semiconductor memory industry and global economic conditions, we initiated restructure plans in 2009. In the first quarter of 2009, our IM Flash joint venture between us and Intel terminated its agreement with the Company to obtain NAND Flash memory supply from our Boise facility, reducing our NAND Flash production by approximately 35,000 200mm wafers per month. In addition, we and Intel agreed to suspend tooling and the ramp of NAND Flash production at IM Flash's Singapore wafer fabrication facility. On February 23, 2009, we announced that we will phase out all 200mm wafer manufacturing operations at our Boise, Idaho, facility. During the second quarter of 2009, we recorded noncash impairment charges of $87 million to reduce the carrying value of certain 200mm wafer manufacturing equipment at our Boise, Idaho facility to its estimated salvage value. The 200mm wafer manufacturing phase-out will further reduce employment at our Boise facility by as many as 2,000 positions by the end of 2009. As a result of these actions, we recorded a charge of $105 million to restructure in the second quarter of 2009 and a net

$66 million credit to restructure in the first quarter of 2009. The net credit for the first quarter of 2009 includes a $144 million gain in connection with the termination of the NAND Flash supply agreement. We expect to incur additional restructure costs through 2009 of approximately $27 million, comprised primarily of severance and other employee related costs. As a result of these initiatives, we expect to lose production output, incur restructuring or other infrequent charges and we may experience disruptions in our operations, loss of key personnel and difficulties in delivering products timely.

An adverse determination that our products or manufacturing processes infringe the intellectual property rights of others could materially adversely affect our business, results of operations or financial condition.

        On January 13, 2006, Rambus, Inc. ("Rambus") filed a lawsuit against us in the U.S. District Court for the Northern District of California. Rambus alleges that certain of our DDR2, DDR3, RLDRAM, and RLDRAM II products infringe as many as fourteen Rambus patents and seeks monetary damages, treble damages, and injunctive relief. The accused products account for a significant portion of our net sales. On June 2, 2006, we filed an answer and counterclaim against Rambus alleging, among other things, antitrust and fraud claims. Trial on the patent phase of that case has been stayed pending appeal of the Delaware spoliation decision or other order of the California court.

        On March 6, 2009, Panavision Imaging LLC filed suit against the Company and Aptina Imaging Corporation, a subsidiary of the Company, in the U.S. District Court for the Central District of California alleging that certain of the Company and Aptina's image sensor products infringe two Panavision Imaging U.S. patents. The complaint seeks injunctive relief, damages, attorneys' fees, and costs.

        On March 24, 2009, Accolade Systems LLC filed suit against the Company and Aptina in the U.S. District Court for the Eastern District of Texas alleging that certain of the Company and Aptina's image sensor products infringe one Accolade Systems U.S. patent. The complaint seeks injunctive relief, damages, attorneys' fees, and costs.

        We are unable to predict the outcome of assertions of infringement made against us. A court determination that our products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. Any of the foregoing results could have a material adverse effect on our business, results of operations or financial condition.

        We have a number of patent and intellectual property license agreements. Some of these license agreements require us to make one time or periodic payments. We may need to obtain additional patent licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

An adverse outcome relating to allegations of anticompetitive conduct could materially adversely affect our business, results of operations or financial condition.

        A number of purported class action price-fixing lawsuits have been filed against us and other DRAM suppliers. Numerous cases have been filed in various state and federal courts asserting claims on behalf of a purported class of individuals and entities that indirectly purchased DRAM and/or products containing DRAM from various DRAM suppliers during the time period from April 1, 1999 through at least June 30, 2002. The complaints allege violations of the various jurisdictions' antitrust, consumer protection and/or unfair competition laws relating to the sale and pricing of DRAM products and seek joint and several damages, trebled, restitution, costs, interest and attorneys' fees. A number of these cases have been removed to federal court and transferred to the U.S. District Court for the Northern District of California (San Francisco) for consolidated pre-trial proceedings. On January 29, 2008, the Northern District of California Court granted in part and denied in part our motion to dismiss the plaintiff's second amended consolidated complaint. The District Court subsequently certified the decision for interlocutory appeal. On February 27, 2008, plaintiffs filed a third amended complaint. On June 26, 2008, the United States Court of Appeals for the Ninth Circuit agreed to consider plaintiffs' interlocutory appeal.

        Various states, through their Attorneys General, have filed suit against us and other DRAM manufacturers alleging violations of state and federal competition laws. The amended complaint alleges, among other things, violations of the Sherman Act, Cartwright Act, and certain other states' consumer protection and antitrust laws and seeks damages, and injunctive and other relief. On October 3, 2008, the California Attorney General filed a similar lawsuit in California Superior Court, purportedly on behalf of local California government entities, alleging, among other things, violations of the Cartwright Act and state unfair competition law.

        Three purported class action lawsuits alleging price-fixing of Flash products have been filed against us in Canada asserting violations of the Canadian Competition Act. These cases assert claims on behalf of a purported class of individuals and entities that purchased Flash memory directly and indirectly from various Flash memory suppliers.

        On May 5, 2004, Rambus filed a lawsuit in the Superior Court of the State of California (San Francisco County) against us and other DRAM suppliers. The complaint alleges various causes of action under California state law including conspiracy to restrict output and fix prices of Rambus DRAM ("RDRAM"), and unfair competition. The complaint seeks joint and several damages, trebled, punitive damages, attorneys' fees, costs, and a permanent injunction enjoining the defendants from the conduct alleged in the complaint. Trial is currently scheduled to begin in September 2009.

        We are unable to predict the outcome of these lawsuits. An adverse court determination in any of these lawsuits alleging violations of antitrust laws could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

Covenants in our debt instruments may obligate us to repay debt, increase contributions to our TECH joint venture and limit our ability to obtain financing.

        Our ability to comply with the financial and other covenants contained in our debt may be affected by economic or business conditions or other events. As of March 5, 2009, our 76% owned TECH Semiconductor Singapore Pte. Ltd., ("TECH") subsidiary, had $600 million outstanding under a credit facility with covenants that, among other requirements, establish certain liquidity, debt service coverage and leverage ratios for TECH and restrict TECH's ability to incur indebtedness, create liens and acquire or dispose of assets. If TECH does not comply with these debt covenants and restrictions, this debt may be deemed to be in default and the debt declared payable. Additionally, if TECH is unable to repay its borrowings when due, the lenders under TECH's credit facility could proceed against substantially all of TECH's assets. We have guaranteed approximately 73% of the outstanding amount of TECH's credit facility, and our obligation increases to 100% of the outstanding amount of the facility in April 2010. If TECH's debt is accelerated, we may not have sufficient assets to repay amounts due. Existing covenant restrictions may limit our ability to obtain additional debt financing and to avoid covenant defaults we may have to pay off debt obligations and make additional contributions to TECH, which could adversely affect our liquidity and financial condition.

An adverse outcome relating to allegations of violations of securities laws could materially adversely affect our business, results of operations or financial condition.

        On February 24, 2006, a number of purported class action complaints were filed against us and certain of our officers in the U.S. District Court for the District of Idaho alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. The cases purport to be brought on behalf of a class of purchasers of our stock during the period February 24, 2001 to February 13, 2003. The five lawsuits have been consolidated and a consolidated amended class action complaint was filed on July 24, 2006. The complaint generally alleges violations of federal securities laws based on, among other things, claimed misstatements or omissions regarding alleged illegal price-fixing conduct. The complaint seeks unspecified damages, interest, attorneys' fees, costs, and expenses. On December 19, 2007, the Court issued an order certifying the class but reducing the class period to purchasers of our stock during the period from February 24, 2001 to September 18, 2002.

        We are unable to predict the outcome of these cases. An adverse court determination in any of the class action lawsuits against us could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

Products that fail to meet specifications, are defective or that are otherwise incompatible with end uses could impose significant costs on us.

        Products that do not meet specifications or that contain, or are perceived by our customers to contain, defects or that are otherwise incompatible with end uses could impose significant costs on us or otherwise materially adversely affect our business, results of operations or financial condition.

        Because the design and production process for semiconductor memory is highly complex, it is possible that we may produce products that do not comply with customer specifications, contain defects or are otherwise incompatible with end uses. If, despite design review, quality control and product qualification procedures, problems with nonconforming, defective or incompatible products occur after we have shipped such products, we could be adversely affected in several ways, including the following:

  •
  we may replace products or otherwise compensate customers for costs incurred or damages caused by defective or incompatible product, and

  •
  we may encounter adverse publicity, which could cause a decrease in sales of our products.

Our debt level is higher than compared to historical periods.

        We currently have a higher level of debt compared to historical periods. As of March 5, 2009, we had $2.9 billion of debt. We may need to incur additional debt in the future. Our debt level could adversely impact us. For example it could:

  •
  make it more difficult for us to make payments on our debt;

  •
  require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;

  •
  limit our future ability to raise funds for capital expenditures, acquisitions, research and development and other general corporate requirements;

  •
  increase our vulnerability to adverse economic and semiconductor memory industry conditions;

  •
  expose us to fluctuations in interest rates with respect to that portion of our debt which is at variable rate of interest; and

  •
  require us to make additional investments in joint ventures to maintain compliance with financial covenants.

        Several of our credit facilities, one of which was modified during the second quarter of 2009, have covenants which require us to maintain minimum levels of tangible net worth and cash and investments. As of March 5, 2009, we were in compliance with our debt covenants. If we are unable to continue to be in compliance with our debt covenants, or obtain waivers, an event of default could be triggered, which, if not cured, could cause the maturity of other borrowings to be accelerated and become due and currently payable.

New product development may be unsuccessful.

        We are developing new products that complement our traditional memory products or leverage their underlying design or process technology. We have made significant investments in product and process technologies and anticipate expending significant resources for new semiconductor product development over the next several years. The process to develop NAND Flash, Imaging and certain specialty memory products requires us to demonstrate advanced functionality and performance, many times well in advance of a planned ramp of production, in order to secure design wins with our customers. There can be no assurance that our product development efforts will be successful, that we will be able to cost-effectively manufacture these new products, that we will be able to successfully market these products or that margins generated from sales of these products will recover costs of development efforts.

The future success of our Imaging business will be dependent on continued market acceptance of our products and the development, introduction and marketing of new Imaging products.

        We face competition in the image sensor market from a number of suppliers of CMOS image sensors including OmniVision Technologies, Inc.; Samsung Electronics Co., Ltd; Sony Corporation; STMicroelectronics NV; Toshiba Corporation and from a number of suppliers of CCD image sensors including Matsushita Electric Industrial Co., Ltd.; Sharp Corporation and Sony Corporation. In recent periods, a number of new companies have entered the CMOS image sensor market. Competitors include many large domestic and international companies that have greater presence in key markets, better access to certain customer bases, greater name recognition and more established strategic and financial relationships than the Company.

        In recent years, our Imaging net sales and gross margins decreased and we faced increased competition. There can be no assurance that we will be able to grow or maintain our market share or gross margins for Imaging products in the future. Slowdowns of Imaging production that we implemented during the second quarter of 2009 adversely affected per unit costs of Imaging products and the continuation of these production slowdowns is expected to adversely affect per unit costs of Imaging products in the third quarter of 2009. The success of our Imaging business will depend on a number of factors, including:

  •
  development of products that maintain a technological advantage over the products of our competitors;

  •
  accurate prediction of market requirements and evolving standards, including pixel resolution, output interface standards, power requirements, optical lens size, input standards and other requirements;

  •
  timely completion and introduction of new Imaging products that satisfy customer requirements;

  •
  timely achievement of design wins with prospective customers, as manufacturers may be reluctant to change their source of components due to the significant costs, time, effort and risk associated with qualifying a new supplier; and

  •
  efficient, cost-effective manufacturing as we transition to new products and higher volumes.

Our efforts to restructure our Aptina Imaging business may be unsuccessful.

        We are exploring partnering arrangements with outside parties regarding the sale of Aptina in which we could retain a minority ownership interest. To that end, we began operating our Imaging business as a separate, wholly-owned, subsidiary in October 2008. To the extent we form a partnering arrangement, the resulting business model may not be successful and the Imaging operations revenues and margins could be adversely affected. We may incur significant costs to convert Imaging operations to a new business structure and operations could be disrupted. In addition, we may lose key personnel. If our efforts to restructure the Imaging business are unsuccessful, our business, results of operations or financial condition could be materially adversely affected.

We expect to make future acquisitions and alliances, which involve numerous risks.

        Acquisitions and the formation of alliances, such as joint ventures and other partnering arrangements, involve numerous risks including the following:

  •
  difficulties in integrating the operations, technologies and products of acquired or newly formed entities;

  •
  increasing capital expenditures to upgrade and maintain facilities;

  •
  increasing debt to finance any acquisition or formation of a new business;

  •
  difficulties in protecting our intellectual property as we enter into a greater number of licensing arrangements;

  •
  diverting management's attention from normal daily operations;

  •
  managing larger or more complex operations and facilities and employees in separate geographic areas; and

  •
  hiring and retaining key employees.

        Acquisitions of, or alliances with, high-technology companies are inherently risky, and any future transactions may not be successful and may materially adversely affect our business, results of operations or financial condition.

Changes in foreign currency exchange rates could materially adversely affect our business, results of operations or financial condition.

        Our financial statements are prepared in accordance with U.S. GAAP and are reported in U.S. dollars. Across our multi-national operations, there are transactions and balances denominated in other currencies, primarily the euro, yen and Singapore dollar. We recorded a net loss of $25 million from changes in currency exchange rates for 2008. We estimate that, based on its assets and liabilities denominated in currencies other than the U.S. dollar as of March 5, 2009, a 1% change in the exchange rate versus the U.S. dollar would result in foreign currency gains or losses of approximately U.S. $2 million for the Singapore dollar and $1 million for the yen and euro. In the event that the U.S. dollar weakens significantly compared to the yen, Singapore dollar and euro, our results of operations or financial condition will be adversely affected.

We face risks associated with our international sales and operations that could materially adversely affect our business, results of operations or financial condition.

        Sales to customers outside the United States approximated 79% of our consolidated net sales for the second quarter of 2009. In addition, we have manufacturing operations in China, Italy, Japan, Puerto Rico and Singapore. Our international sales and operations are subject to a variety of risks, including:

  •
  currency exchange rate fluctuations;

  •
  export and import duties, changes to import and export regulations, and restrictions on the transfer of funds;

  •
  political and economic instability;

  •
  problems with the transportation or delivery of our products;

  •
  issues arising from cultural or language differences and labor unrest;

  •
  longer payment cycles and greater difficulty in collecting accounts receivable; and

  •
  compliance with trade and other laws in a variety of jurisdictions.

        These factors may materially adversely affect our business, results of operations or financial condition.

Our net operating loss and tax credit carryforwards may be limited.

        We have significant net operating loss and tax credit carryforwards. We have provided significant valuation allowances against the tax benefit of such losses as well as certain tax credit carryforwards. Utilization of these net operating losses and credit carryforwards is dependent upon us achieving sustained profitability. As a consequence of prior business acquisitions, utilization of the tax benefits for some of the tax carryforwards is subject to limitations imposed by Section 382 of the Internal Revenue Code and some portion or all of these carryforwards may not be available to offset any future taxable income. The determination of the limitations is complex and requires significant judgment and analysis of past transactions.

If our manufacturing process is disrupted, our business, results of operations or financial condition could be materially adversely affected.

        We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Difficulties in the manufacturing process or the effects from a shift in product mix can reduce yields or disrupt production and may increase our per gigabit manufacturing costs. Additionally, our control over operations at our IM Flash, TECH, Inotera, MeiYa and MP Mask joint ventures may be limited by our agreements with our partners. From time to time, we have experienced minor disruptions in our manufacturing process as a result of power outages, improperly functioning equipment and equipment failures. If production at a fabrication facility is disrupted for any reason, manufacturing yields may be adversely affected or we may be unable to meet our customers' requirements and they may purchase products from other suppliers. This could result in a significant increase in manufacturing costs or loss of revenues or damage to customer relationships, which could materially adversely affect our business, results of operations or financial condition.

Disruptions in our supply of raw materials could materially adversely affect our business, results of operations or financial condition.

        Our operations require raw materials that meet exacting standards. We generally have multiple sources of supply for our raw materials. However, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. Various factors could reduce the availability of raw materials such as silicon wafers, photomasks, chemicals, gases, lead frames and molding compound.

        Shortages may occur from time to time in the future. In addition, disruptions in transportation lines could delay our receipt of raw materials. Lead times for the supply of raw materials have been extended in the past. If our supply of raw materials is disrupted or our lead times extended, our business, results of operations or financial condition could be materially adversely affected.

We may be required to record impairment charges for long-lived assets.

        We review the carrying value of long-lived assets (including property, plant and equipment and intangible assets) for impairment when events and circumstances indicate that the carrying value of an asset or group of assets may not be recoverable from the estimated future cash flows expected to result from its use and/or disposition. The semiconductor memory industry is experiencing a severe downturn which has adversely affected our revenues, margins and cash flows. If business conditions continue to deteriorate, we may be required to negatively revise our estimated future cash flows related to the future use of assets, which could result in impairment charges to long-lived assets. As of March 5, 2009, we had approximately $7,910 million of property, plant and equipment and $382 million of intangible asset that could be subject to impairment. Any impairment charges recorded could have a material adverse effect on our results of operations.

Risks Related to the Notes

The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

        The notes are unsecured, are effectively subordinated to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes will rank equally with all our existing and future senior debt and senior to all our future subordinated debt. As of March 5, 2009, we had:

  •
  $536 million of senior secured indebtedness outstanding senior in right of payment to the notes to the extent of the collateral securing such indebtedness;

  •
  $1,778 million of senior unsecured indebtedness outstanding equal in right of payment to the notes; and

  •
  no subordinated indebtedness.

        Our subsidiaries had $451 million of indebtedness secured by our subsidiaries' collateral and guaranteed by us on an unsecured basis. This indebtedness of our subsidiaries is included in the $1,778 million of senior unsecured indebtedness because of our guarantee of such indebtedness. We have included approximately $436 million of indebtedness of one of our subsidiaries, which is the extent of our guarantee as of March 5, 2009; however, under certain circumstances, our guarantee may increase to $600 million in April 2010. In addition, our subsidiaries had unsecured liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $1,274 million. Both the secured and unsecured indebtedness of our subsidiaries is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

        We expect, from time to time, to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See "Description of Notes—General."

        None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary's creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries' ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

An active trading market for the notes may not develop.

        The notes are a new issue of securities for which there is currently no trading market, and an active trading market might never develop. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility in the price of our shares of common stock, our performance and other factors.

        We have no plans to list the notes on a securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, and without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes.

        Even if a trading market for the notes develops, it may not be liquid. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

The limited protections in the indenture and notes against certain types of important corporate events may not protect your investment.

        The indenture for the notes does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

  •
  protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

  •
  limit our subsidiaries' ability to incur indebtedness, which would effectively rank senior to the notes;

  •
  limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

  •
  limit our ability to incur indebtedness that is equal in right of payment to the notes;

  •
  limit our ability to incur indebtedness with a maturity date earlier than the maturity date of the notes;

  •
  restrict our subsidiaries' ability to issue securities or incur liabilities that would be structurally senior to our indebtedness;

  •
  restrict our ability to repurchase or prepay our securities; or

  •
  restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

        Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock, but would not constitute a "change in control" that permits holders to require us to repurchase their notes. For these reasons, you should not consider the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

The conversion rate for the notes may not be adjusted for all dilutive events that may occur.

        The conversion rate for the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on shares of our common stock, the issuance of certain rights or warrants, subdivisions or combinations of shares of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain issuer tender or exchange offers as described under "Description of Notes—Adjustment to Conversion Rate." Such conversion rates will not be adjusted for other events, such as stock issuances for cash or stock issuances below the conversion price of the notes or third-party tender offers, that may adversely affect the trading price of the notes or any common stock. See "Description of Notes—Adjustment to Conversion Rate." We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider the interests of holders of the notes in deciding whether to issue common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The adjustment to the conversion rate for notes converted in connection with a make-whole change in control may not adequately compensate you for any lost option value of your notes as a result of such transaction.

        If a make-whole change in control (as defined in "Description of Notes—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Change in Control") occurs, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole change in control. The increase in the conversion rate will be determined based on the date on which the make-whole change in control becomes effective and the price paid per share of our common stock in the make-whole change in control (in the case of a make-whole change in control described in the second bullet of the definition of change in control in which holders of our common stock receive only cash), or in the case of any other make-whole change in control, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole change in control, as described below under "Description of Notes—Adjustment to Conversion Rate—Adjustment to Conversion Rate Upon a Make-Whole Change in Control." The adjustment to the conversion rate for notes converted in connection with a make-whole change in control may not adequately compensate you for any lost option value with respect to your notes as a result of such make-whole change in control. In addition, if the price of our common stock used to determine the adjustment upon a make-whole change in control is greater than $50.00 per share or less than $4.15 per share (each such price, subject to adjustment), no adjustment will be made to the conversion rate. In addition, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 240.9638 per $1,000 principal amount of the notes, subject to adjustments in the same manner as the conversion rate as set forth under "Description of Notes—Adjustment to Conversion Rate." In addition, our obligation to increase the conversion rate in connection with any such make-whole change in control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Because your right to require our repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a change in control under the indenture.

        The term "change in control" is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change in control under the indenture. Our obligation to repurchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

        If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You will not be entitled to any rights as a holder of our common stock until the close of business on the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of any common stock upon conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may not be able to raise the funds necessary to repay the notes when due, finance a change in control or termination of trading repurchase or to make the payments due upon conversion.

        At maturity, the entire outstanding principal amount of the notes will become due and payable. In addition, upon the occurrence of a change in control or termination of trading, holders of notes may require us to repurchase their notes. However, it is possible that we would not have sufficient funds to repay the notes at maturity or to make the required repurchase of the notes. See "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."

The change in control or termination of trading repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

        The terms of the notes require us to repurchase the notes for cash in the event of a change in control or termination of trading. A takeover of our company would trigger an option of the holder of the notes to require us to repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes. See "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading."

You should consider the U.S. federal income tax consequences of owning the notes.

        Although the matter is not free from doubt, we intend to take the position that the notes are not contingent payment debt instruments under the applicable Treasury regulations. Our position is not binding on the IRS, however, which may assert a contrary position. Because of the lack of directly applicable authority, we can provide no assurance that the notes will not be treated as contingent debt instruments. If the IRS were to successfully challenge our position, and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other potential adverse consequences, to accrue interest income at a rate substantially higher than the stated interest rate on the notes (regardless of such U.S. holder's regular method of accounting for U.S. federal income tax purposes), and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In addition, conversion of the notes would be a taxable event, and any gain realized upon conversion would be required to be treated as ordinary income. U.S. holders are urged to consult their own tax advisors regarding the possibility that the notes may be contingent payment debt instruments. See "Material U.S. Federal Income Tax Considerations."

        You may be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For non-U.S. holders (as defined below under "Material U.S. Federal Income Tax Considerations"), this deemed distribution may be subject to U.S. federal withholding tax.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes, or may otherwise depress the price of our common stock.

        The conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

The capped call transactions may affect the value of the notes and our common stock.

        In connection with this offering of notes, we entered into capped call transactions with counterparties, which are affiliated with some of the underwriters of this offering. We intend to use approximately $21.5 million (or approximately $24.7 million if the underwriters exercise their over-allotment option in full) of the net proceeds of this offering to pay the cost of the capped call transactions.

        The capped call transactions are expected to reduce the potential dilution upon conversion of the notes, as described in detail under "Capped Call Transactions." If, however, the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transactions will be capped and the dilution mitigation under the capped call transactions will be limited to the number of shares of our common stock we receive under the capped call transactions.

        In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparties described above (and/or their affiliates):

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

        In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and potentially the value of the shares of our common stock you will receive upon the conversion of the notes.

        We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the notes or the shares of our common stock. In addition, we do not make any representation that the counterparties will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Risks Related to Our Common Stock

Our common stock price may be extremely volatile, and the value of your investment may decline.

        Our common stock price has been highly volatile. We expect that this volatility will continue in the future due to factors such as:

  •
  general market and economic conditions;

  •
  actual or anticipated variations in operating results;

  •
  announcements of technological innovations, new products or new services by us or by our competitors or customers;

  •
  changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  announcements by our customers regarding end market conditions and the status of existing and future infrastructure network deployments;

  •
  additions or departures of key personnel; and

  •
  future equity or debt offerings or our announcements of these offerings.

        In addition, in recent years, the stock market in general, and the New York Stock Exchange and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations have in the past and may in the future materially and adversely affect our stock price, regardless of our operating results. In the event our stock price declines, you may be unable to sell your shares at or above the public offering price.

        Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

Our stock price may decline if additional shares are sold in the market either in connection with the concurrent offering or after the offering.

        Shares of our common stock sold into the public market in connection with the possible concurrent offering, as well as future sales of substantial amounts of shares of our common stock by our existing stockholders in the public market, or the perception that these sales could occur, may cause the market price of our common stock to decline. In addition, we may be required to issue additional shares upon exercise of previously granted options that are currently outstanding. Increased sales of our common stock in the market after exercise of currently outstanding options could exert significant downward pressure on our stock price. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This supplement, the accompany prospectus and the documents we incorporate by reference in this prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

  •
  our DRAM development costs relative to Nanya;

  •
  Inotera's transition to our stack process technology and manufacturing plans for CMOS image sensors;

  •
  production levels for the third quarter of 2009 and future increases in NAND production;

  •
  the effects of production slowdowns on costs for the third quarter of 2009 and future charges for inventory write-downs;

  •
  research and development expenses for the third quarter of 2009;

  •
  the remaining costs of restructure plans;

  •
  capital spending in 2009;

  •
  future distributions from IM Flash to Intel and capital contributions to TECH; and

  •
  the impact from the adoption of new accounting standards.

        Generally, the words "anticipate," "believe," "plan," "expect," "future," "intend," "may," "will," "should," "estimate," "predict," "potential," "continue" and similar expressions identify forward-looking statements. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect. As a result of the factors described in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to filing this prospectus supplement with the Securities and Exchange Commission.

 USE OF PROCEEDS

        The net proceeds from this offering, after deducting the underwriters' discounts and estimated offering expenses payable by us of approximately $5.8 million, will be approximately $194.2 million (or approximately $223.4 million if the underwriters exercise their over-allotment option in full).

        We intend to use approximately $21.5 million of the net proceeds of this offering to pay the cost of capped call transactions with respect to a number of shares of our common stock equal to the number of shares initially issuable upon conversion of the notes that we entered into with counterparties affiliated with some of the underwriters of this offering. If the underwriters exercise their option to purchase additional notes to cover over-allotments, we intend to use approximately $3.2 million of the net proceeds from the sale of the additional notes to enter into additional capped call transactions with respect to the shares initially issuable upon conversion of the additional notes. The remaining net proceeds from this offering of approximately $172.7 million (or approximately $198.7 million if the underwriters exercise their over-allotment option in full) will be used for general corporate purposes, including working capital, capital expenditures, potential acquisitions and strategic transactions. From time to time, we evaluate potential acquisitions and strategic transactions of businesses, technologies or products. Currently, however, we do not have any agreements with respect to any material acquisitions or strategic transactions. Pending these uses, we intend to invest our net proceeds from this offering primarily in cash, cash equivalents, investment grade securities or other short-term marketable securities. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds.

 CONCURRENT OFFERING OF COMMON STOCK

        Concurrently with this offering, pursuant to a separate prospectus supplement, we are offering 60,240,000 shares of our common stock (69,276,000 shares of our common stock if the underwriters exercise their over-allotment option with respect to that offering in full) in an underwritten public offering (the "common stock offering"). Neither the completion of the common stock offering nor the completion of this offering is contingent on the completion of the other.

        Assuming no exercise of the underwriters' over-allotment option with respect to the common stock offering, we estimate that the net proceeds of the common stock offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $239.7 million. See "Use of Proceeds."

 PRICE RANGE OF OUR COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "MU." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for our common stock as reported by Bloomberg L.P.

Fiscal year ended August 30, 2007:	High	Low
First quarter	$18.57	$13.57
Second quarter	14.93	11.86
Third quarter	12.36	10.95
Fourth quarter	13.98	10.60

Fiscal year ended August 28, 2008:	High	Low
First quarter	$11.79	$7.94
Second quarter	9.26	5.75
Third quarter	8.84	5.46
Fourth quarter	8.53	4.24

Fiscal year ending September 3, 2009:	High	Low
First quarter	$5.13	$1.69
Second quarter	4.32	1.85
Third quarter (through April 8, 2009)	4.63	2.58

        As of April 6, 2009, there were approximately 3,182 registered holders of record of our common stock. A substantially greater number of holders of our common stock are in "street name" or beneficial holders, whose shares are held of record by banks, brokers and other financial institutions.

        The last reported sale price of our common stock on the New York Stock Exchange on April 8, 2009 was $4.28 per share.

DIVIDEND POLICY

        We have not paid cash dividends since 1996. We do not intend to pay cash dividends on our common stock for the foreseeable future.

CAPITALIZATION

        The following table sets forth our unaudited cash and equivalents, short-term investments and capitalization as of March 5, 2009:

  •
  on an actual basis;

  •
  on an as-adjusted basis to give effect to the sale of the notes offered hereby (assuming the underwriters' over-allotment option is not exercised), and the application of the net proceeds therefrom as described in "Use of Proceeds" (including the payments of premium for entering into the capped call transactions); and

  •
  on a further as-adjusted basis to give effect to this offering of notes and the concurrent offering of 60,240,000 shares of our common stock at a public offering price of $4.15 per share, after deducting the underwriting discount and estimated offering expenses payable by us (assuming no exercise of the underwriters' over-allotment option).

        You should read this table in conjunction with "Use of Proceeds" as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, incorporated by reference into the accompanying prospectus, and our annual report on Form 10-K for the fiscal year ended August 28, 2008 and our quarterly report on Form 10-Q for the fiscal quarters ended March 5, 2009 and December 4, 2008, incorporated by reference herein.

	March 5, 2009
	Actual	As Adjusted for this Offering and the Capped Call Transactions	As Adjusted for this Offering and the Concurrent Offering of our Common Stock
	(In millions)
Cash and equivalents and short-term investments	$932	$1,105	$1,344

Current portion of long-term debt and capital lease obligations	$353	$353	$353

1.875% convertible senior notes due 2014	$1,300	$1,300	$1,300
4.25% convertible senior notes due October 15, 2013	—	200	200
Other long-term debt and capital lease obligations, excluding current portion	1,242	1,242	1,242

Total long-term debt and capital leases	2,542	2,742	2,742
Noncontrolling interests in subsidiaries	2,344	2,344	2,344
Shareholders' equity:
Common stock, par value $0.10 per share, 3,000 million shares authorized; 777.5 million shares issued and outstanding(1)	78	78	84
Additional capital	6,584	6,563	6,796
Accumulated deficit	(1,913)	(1,913)	(1,913)
Accumulated other comprehensive income (loss)	(7)	(7)	(7)

Total shareholders' equity	4,742	4,721	4,960

Total capitalization	$9,981	$10,160	$10,399

(1)
Outstanding common stock does not include (i) 190.0 million shares of common stock reserved for issuance under our equity plans, under which options and restricted stock units to purchase 124.1 million shares were outstanding as of March 5, 2009, at a weighted average exercise price of $16.09 per share, (ii) 3.9 million shares of common stock issuable upon exchange of stock rights held by Intel Corporation and (iii) shares of common stock issuable upon conversion of the notes offered hereby and shares of common stock issuable upon conversion, if any, of the 1.875% convertible senior notes due 2014.

 DESCRIPTION OF NOTES

        We will issue the notes under an indenture to be dated as of April 15, 2009, by and between us and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        As used in this description of notes, the words "we," "us," "our" or Micron refer only to Micron Technology, Inc., a Delaware corporation, and do not include any of our current or future subsidiaries. We have summarized below the material provisions of the indenture and the notes. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. Copies of the indenture, including forms of the notes, are available upon request to us. See "Where You Can Find More Information."

General

        We are offering $200,000,000 aggregate principal amount of our 4.25% Convertible Senior Notes due October 15, 2013 (or $230,000,000 if the underwriters exercise their over-allotment option in full), which we refer to as the "notes." The notes will mature on October 15, 2013, subject to earlier conversion, redemption or repurchase. At maturity, the entire outstanding principal amount of the notes will become due and payable. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000 in excess thereof. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose.

        The notes will be our general, senior, unsecured obligations and will be effectively subordinated to all of our existing and future secured debt, to the extent of the assets securing such debt, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. The notes will rank equally with all our existing and future senior debt and senior to all our future subordinated debt. As of March 5, 2009, we had:

  •
  $536 million of senior secured indebtedness outstanding senior in right of payment to the notes to the extent of the collateral securing such indebtedness;

  •
  $1,778 million of senior unsecured indebtedness outstanding equal in right of payment to the notes; and

  •
  no subordinated indebtedness.

        Our subsidiaries had $451 million of indebtedness secured by our subsidiaries' collateral and guaranteed by us on an unsecured basis. This indebtedness of our subsidiaries is included in the $1,778 million of senior unsecured indebtedness because of our guarantee of such indebtedness. We have included approximately $436 million of indebtedness of one of our subsidiaries, which is the extent of our guarantee as of March 5, 2009; however, under certain circumstances, our guarantee may increase to $600 million in April 2010. In addition, our subsidiaries had unsecured indebtedness and other liabilities (including trade and other payables but excluding intercompany indebtedness) outstanding in an amount of $1,274 million, to which the notes are effectively subordinated. Both the secured and unsecured indebtedness of our subsidiaries is structurally senior to the notes. The indenture for the notes does not restrict us or our subsidiaries from incurring additional debt or other liabilities. Our subsidiaries will not guarantee any of our obligations under the notes.

        We expect, from time to time, to incur additional indebtedness and other liabilities and to refinance our existing indebtedness. The indenture pursuant to which the notes are issued does not limit the amount of indebtedness that we or any of our subsidiaries may incur.

        The notes bear interest at the rate of 4.25% per year. Interest on the notes will accrue from April 15, 2009, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2009, to holders of record at the close of business on the April 1 or the October 1 immediately preceding such interest payment date. Each payment of interest on the notes will include interest accrued for the period commencing on, and including, the immediately preceding interest payment date (or, if none, April 15, 2009) through the day before the applicable interest payment date (or the applicable repurchase or redemption date). At our election, we will pay additional interest under the circumstances described under "—Events of Default and Acceleration." Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A "business day" is any weekday that is not a day on which banking institutions in the City of New York, the City of Boise or a place of payment are authorized or obligated to close. Interest will cease to accrue on a note upon its maturity, conversion, redemption or repurchase by us at the option of a holder upon a change in control (as defined below) or a termination of trading (as defined below).

        Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

        We may at any time, to the extent permitted by applicable law, purchase the notes in the open market or by tender at any price or by private agreement.

        We do not intend to list the notes on any national securities exchange or include them in any automated quotation system.

Conversion Rights

General

        Holders may convert their notes into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date for the notes at an initial conversion rate of 196.7052 shares of our common stock, par value $0.10 per share ("common stock"), per $1,000 principal amount of notes (equivalent to an initial conversion price (as defined below) of approximately $5.08 per share of common stock), unless the notes have been previously redeemed or repurchased. Holders may convert their notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

        If a holder has submitted its notes for repurchase upon a change in control or a termination of trading, such holder may thereafter convert its notes only if it has previously withdrawn its repurchase election in accordance with the terms of the indenture.

        Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates and the converting holder was the record holder of such note on the relevant record date, subject to such holder's obligation to pay such amounts to us in certain circumstances as described below); other than the make-whole premium described below in case of redemption of the notes at our option. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing price of our common stock on the trading day prior to the applicable conversion date. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash in lieu of fractional shares, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued but unpaid interest, including any additional interest, attributable to the period from the most recent interest payment date to the conversion date.

        As a result, accrued but unpaid interest, including any additional interest, to, but not including, the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest, including any additional interest, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest, including any additional interest, payable on the notes so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next succeeding interest payment date, (2) if we have specified a repurchase date that is after a record date but on or prior to the next succeeding interest payment date, (3) with respect to any notes converted after the record date immediately preceding the maturity date of the notes or (4) to the extent of any overdue interest, including any overdue additional interest, that exists at the time of conversion with respect to such note.

        Settlement of a conversion of notes into shares of our common stock will occur as soon as practicable on or after the conversion date, but in any event within five business days of the relevant conversion date.

Conversion Procedures

        To convert its note into shares of our common stock, a holder must:

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        The date a holder complies with these requirements is the "conversion date" under the indenture. If a holder holds a beneficial interest in a global note, to convert such holder must comply with the last two requirements listed above and comply with DTC's procedures for converting a beneficial interest in a global note. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the close of business on the conversion date.

Adjustment to Conversion Rate

General

        The conversion rate on the notes will not be adjusted for accrued interest.

        We will adjust the conversion rate on the notes if any of the following events occur:

        (1)   We issue dividends or distributions on shares of our common stock payable in shares of common stock.

        (2)   We subdivide, combine or reclassify shares of our common stock.

        (3)   We distribute to all holders of shares of our common stock rights, options or warrants to purchase shares of our common stock for a period expiring within 60 days after the record date for such distribution at less than the average of the closing prices for the five consecutive trading days immediately preceding the public announcement of such distribution.

        (4)   We distribute to all holders of shares of our common stock our capital stock, assets (including shares of any subsidiary or business unit of ours) or debt securities or certain rights to purchase our securities (excluding (A) any dividends or distributions described in clause (1) above, (B) any rights, options or warrants described in clause (3) above and (C) any dividends or other distributions described in clause (5) below), in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

  •
  the numerator of which will be the current market price (as defined below) of our common stock, and

  •
  the denominator of which will be the current market price of our common stock, minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights so distributed applicable to one share of our common stock.

        Notwithstanding anything to the contrary in this clause (4), if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing price of those securities (where such closing prices are available) for the ten trading days commencing on, and including, the fifth trading day after the ex-date (as defined below) for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

        (5)   We distribute dividends or other distributions paid entirely in cash to all or substantially all holders of our common stock, other than (A) distributions described in clause (6) below or (B) any dividend or distribution in connection with our liquidation, dissolution or winding up, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

  •
  the numerator of which will be the current market price of our common stock, and

  •
  the denominator of which will be the current market price of our common stock, minus the amount per share of such dividend or distribution.

        (6)   We or any of our subsidiaries distribute cash or other consideration in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which event the conversion rate will be adjusted by multiplying such conversion rate by a fraction,

  •
  the numerator of which will be the sum of (A) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (B) the product of the number of shares of our common stock outstanding, less any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer, and

  •
  the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day immediately following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

        We may, from time to time, increase the conversion rate of the notes by any amount for a period of at least 20 business days, if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give the conversion agent and holders written notice of any increase in the conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, and otherwise in accordance with applicable law. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution.

        "Current market price" of our common stock on any day means the average of the closing prices of our common stock for each of the five consecutive trading days ending on the earlier of the day in question and the day before the "ex-date" with respect to the distribution requiring such computation.

        "Ex-date" means, with regard to any distribution on our common stock, the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such distribution.

        If we elect to make a distribution described in clause (3), (4) or (5) above that has a per share value equal to more than 15% of the closing price of shares of our common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 15 days prior to the ex-date for such distribution.

        No adjustment to the conversion rate will be made if holders of the notes participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder, without having to convert their notes.

        To the extent that we adopt a stockholder rights plan which is in effect, upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, assets, debt securities or certain rights to purchase our securities as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to shares of our common stock, the rights described therein (unless such rights or warrants have separated from our common stock) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

        If the conversion rate is increased, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. As a result, we may be required to pay withholding tax with respect to notes held by foreign persons.

        Because this deemed income would not give rise to any cash from which any applicable withholding tax could be satisfied, if we pay withholding taxes on behalf of a holder, we may, at our option, set-off such payments against deliveries of common stock on the notes. See the discussions under the headings "Material U.S. Federal Income Tax Considerations—U.S. Holders—Distributions," "Material U.S. Federal Income Tax Considerations—U.S. Holders—Constructive Distributions" and "Material U.S. Federal Income Tax Considerations—Non-U.S. Holders—Dividends" for more details.

        Notwithstanding anything in this "Adjustment to Conversion Rate" section to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of such conversion rate. However, we will carry forward any adjustments that are less than 1% of such conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected on each anniversary of the first issue date of the notes, upon conversion of the notes, upon required repurchases of the notes in connection with a change in control or a termination of trading and on the stated maturity of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Conversions After Reclassifications, Consolidations, Mergers and Certain Sales and Conveyances of Assets

        In the event of:

  •
  any reclassification of our common stock,

  •
  a consolidation, merger or combination involving us, or

  •
  a sale or conveyance to another person of all or substantially all of our assets,

in each case, in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, if a holder converts its notes on or after the effective date of any such event, notes will be convertible into, in lieu of the shares of our common stock otherwise deliverable, the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event.

        For purposes of the foregoing, if holders of our common stock have the right to elect the form of consideration received in any such reclassification, consolidation, merger, combination, sale or conveyance, then the type and amount of consideration that a holder of our common stock would have been entitled to in the applicable transaction will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock upon the occurrence of such event.

Adjustment to Conversion Rate Upon a Make-Whole Change in Control

        If a change in control (as defined in "Description of Notes—Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading" and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in the second bullet of the definition thereof, a "make-whole change in control") occurs and a holder elects to convert its notes in connection with such make-whole change in control, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock (the "make-whole shares"), as described below. A conversion of notes will be deemed for these purposes to be "in connection with" such make-whole change in control if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole change in control up to, and including, the business day immediately prior to the related repurchase date (or, in the case of an event that would have been a change in control but for the proviso in the second bullet of the definition thereof, the 35th trading day immediately following the effective date of such make-whole change in control).

        On or before the 15th day after the occurrence of a make-whole change in control that does not also constitute a change in control, we will deliver to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a written notice indicating that a make-whole change in control has occurred.

        The number of make-whole shares will be determined by reference to the table below and is based on the date on which such make-whole change in control becomes effective (the "effective date") and the price paid per share of our common stock in the make-whole change in control (in the case of a make-whole change in control described in the second bullet of the definition of change in control in which holders of our common stock receive only cash), or in the case of any other make-whole change in control, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day preceding the effective date of such other make-whole change in control (the "stock price").

        The stock prices set forth in the first column of the tables below will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of make-whole shares will be subject to adjustment in the same manner as the conversion rate as set forth above under "Adjustment to Conversion Rate—General."

        The following table sets forth the stock price and number of make-whole shares of our common stock to be added to the conversion rate per $1,000 principal amount of the notes:

	Stock Price
Effective Date	$4.15	$4.25	$4.50	$5.00	$6.00	$8.00	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$35.00	$40.00	$50.00
04/15/2009	44.2587	42.6889	38.9362	32.8178	24.6846	16.1268	11.7457	8.6265	6.7115	5.4057	4.4591	3.1751	2.3486	1.7768	1.3621	0.8121
10/15/2009	44.2587	41.8557	37.8988	31.6282	23.4394	15.0080	10.8406	7.9357	6.1619	4.9641	4.0937	2.9110	2.1464	1.6149	1.2282	0.7148
10/15/2010	44.2587	40.0773	35.7428	28.9663	20.4353	12.4327	8.7957	6.3987	4.9787	4.0226	3.3268	2.3757	1.7550	1.3203	1.0020	0.5756
10/15/2011	44.2587	39.5301	33.3703	25.6053	16.3823	9.0456	6.2629	4.5730	3.5868	2.9163	2.4230	1.7403	1.2889	0.9693	0.7327	0.4111
10/15/2012	44.2587	39.0595	30.9434	21.3292	10.6819	4.5652	3.2731	2.4423	1.9343	1.5790	1.3140	0.9435	0.6967	0.5205	0.3886	0.2061
10/15/2013	44.2587	38.5889	25.5170	3.2948	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact stock prices and effective dates may not be set forth in the table above, in which case:

  •
  if the stock price is between two stock prices in the table above or the effective date is between two effective dates in the table above, the make-whole shares issued upon conversion of the notes will be determined by straight-line interpolation between the number of make-whole shares set forth for the higher and lower stock prices and/or the earlier and later effective dates, as applicable, based on a 365-day year;

  •
  if the stock price is in excess of $50.00 per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the notes; and

  •
  if the stock price is less than $4.15 per share of common stock (subject to adjustment in the same manner as the stock prices set forth in the table above), no make-whole shares will be issued upon conversion of the notes.

        Notwithstanding anything in this section "—Adjustment to Conversion Rate Upon a Make-Whole Change in Control" to the contrary, the conversion rate of the notes shall not exceed 240.9638 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth above under "Adjustment to Conversion Rate—General."

        Our obligation to deliver the make-whole shares could be considered a penalty, in which case the enforceability of our obligation to deliver make-whole shares would be subject to general principles of reasonableness of economic remedies.

Optional Redemption

        No sinking fund is provided for the notes. We may not redeem the notes prior to April 20, 2012. On or after April 20, 2012, we may redeem for cash all or part of the notes if the last reported sale price of our common stock has been at least 135% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date on which we provide notice of redemption. The "redemption price" will equal the sum of (1) 100% of the principal amount of the notes to be redeemed, plus (2) accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date, plus (3) a "make-whole premium" as described below.

        If we redeem notes as described above on or after April 20, 2012, we will make a "make-whole premium" payment in cash, shares of our common stock or a combination of cash and shares of our common stock, at our option, equal to the present values of the remaining scheduled payments of interest that would have been made on the notes to be redeemed had such notes remained outstanding from the redemption date to October 15, 2013 (excluding interest accrued to, but excluding, the redemption date, which is otherwise paid pursuant to clause (2) of the definition of redemption price in the preceding paragraph). The present values of the remaining interest payments will be computed using a discount rate equal to 2.5%. If we elect to pay some or all of the make-whole premium in shares of our common stock, then the number of shares of common stock a holder will receive will be that number of shares that have a value equal to the amount of the make-whole premium payment to be paid to such holder in shares, divided by the product of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third day prior to the date of the provisional redemption multiplied by 97.5%.

        We must make these make-whole premium payments on all notes called for redemption prior to October 15, 2013, including notes converted after the date we delivered the notice of redemption. Notwithstanding the foregoing, if we set a redemption date between an interest record date and the corresponding interest payment date, we will not pay accrued interest to any redeeming holder, and will instead pay the full amount of the relevant interest payment on such interest payment date to the holder of record on such an interest record date, and the make-whole premium payment made on such notes to converting or redeeming holders will equal the present values of all remaining interest payments, starting with the next interest payment date for which interest has not been provided for above, calculated as described above.

        We will give written notice of redemption not less than 30 nor more than 60 days before the redemption date to the trustee, the paying agent and each holder of notes. Such notice will specify whether we will pay the make-whole premium in cash, stock, or a combination of cash and our common stock (and, if a combination, will specify the dollar amount of the make-whole premium to be paid in cash). If we do not specify the type of consideration by which we will pay the make-whole premium, we will be required to pay the make-whole premium entirely in cash.

        If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your notes for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, we shall not be required to (i) issue, register the transfer of or exchange any notes during a period beginning at the opening of business 15 days before any selection for redemption of notes and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be redeemed or (ii) register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes being redeemed in part.

Repurchase at the Option of the Holder Upon a Change in Control or Termination of Trading

        In the event of any change in control or a termination of trading, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount at a price (the "repurchase price") equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, including any additional interest, to, but excluding, the repurchase date (as defined below), unless the repurchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay in respect of any notes subject to repurchase upon a change in control or a termination of trading will be equal to the principal amount of notes subject to repurchase. Upon a valid exercise of such an option, we will be required to repurchase the notes on a date of our choosing (such date, the "repurchase date") that is not less than 20 or more than 35 days after the date on which we notify holders in writing of the occurrence of such change in control or termination of trading.

        On or before the 15th day after the occurrence of a change in control or termination of trading, we will deliver to the trustee and to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a written notice regarding the change in control or termination of trading, as applicable, which notice shall state, among other things, as applicable:

  •
  the events causing a change in control or termination of trading, as applicable;

  •
  the date of such change in control or termination of trading, as applicable;

  •
  the last date on which the repurchase right may be exercised;

  •
  the repurchase price;

  •
  the repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the conversion rate and any adjustments to the conversion rate;

  •
  that notes with respect to which a repurchase notice is given by the holder may be converted only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The required repurchase notice upon a change in control or termination of trading shall state:

  •
  if certificated notes have been issued, the certificate number of the notes (or, if a holder's notes are not certificated, such holder's notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

  •
  that we are to repurchase such notes pursuant to the applicable provisions of the notes.

        A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

  •
  the principal amount being withdrawn;

  •
  the certificate numbers of the notes being withdrawn (or, if a holder's notes are not certificated, such holder's notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, of the notes that remain subject to a repurchase notice.

        Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such repurchase notice.

        Payment of the repurchase price for such note will be made on the later of the repurchase date or the time of delivery of such note.

        If the paying agent holds money sufficient to pay the repurchase price of the note on the repurchase date in accordance with the terms of the indenture, then, immediately on and after the repurchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        A "change in control" means the following events:

  •
  any person or group, other than Micron, its subsidiaries or any employee benefit plan of Micron or its subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that such person has become the direct or indirect beneficial owner of shares with a majority of the total voting power of all of our outstanding voting securities that are entitled to vote generally in the election of our board of directors ("voting securities"), unless such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act;

  •
  Micron consolidates with or merges with or into another person (other than a subsidiary of Micron) and the outstanding voting securities of Micron are reclassified into, converted for or converted into the right to receive any property or security, or Micron sells, conveys, transfers or leases all or substantially all of its properties and assets to any person (other than a subsidiary of Micron); provided that none of these circumstances will be a change in control if persons that beneficially own the voting securities of Micron immediately prior to the transaction own, directly or indirectly, a majority of the voting securities of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of Micron voting securities immediately prior to the transaction; or

  •
  our common stockholders approve any plan or proposal for our liquidation or dissolution.

        For purposes of defining a change in control:

  •
  the term "person" and the term "group" have the meanings given by Section 13(d) and 14(d) of the Exchange Act or any successor provisions;

  •
  the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

  •
  the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

        The phrase "all or substantially all" as it is used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There is a substantial degree of uncertainty in interpreting this phrase. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the sale, lease or transfer of less than all of our assets may be uncertain.

        Notwithstanding the foregoing, it will not constitute a change in control if at least 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions constituting the change in control consists of common stock traded on a United States national securities exchange, or which will be so traded when issued or exchanged in connection with the change in control, and as a result of such transaction or transactions the notes become convertible solely into the consideration that holders of our common stock receive in such transaction, other than solely cash in lieu of any fractional shares.

        In connection with any repurchase offer in the event of a change in control, to the extent required by applicable law, we will:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  otherwise comply with all federal and state securities laws as necessary under the indenture to effect a repurchase of notes by us at the option of a holder.

        A "termination of trading" will be deemed to have occurred if our common stock, or other capital stock into which the notes are then convertible, is not listed for trading on a United States national securities exchange or approved for quotation on a U.S. system of automated dissemination of quotations of securities prices similar to the Nasdaq National Market prior to its designation as a national securities exchange.

        No notes may be repurchased by us at the option of the holders upon a change in control or a termination of trading if the principal amount of the notes has been accelerated (other than as a result of a default in the payment of the repurchase price with respect to the notes), and such acceleration has not been rescinded, on or prior to such date.

        Change in control repurchase rights could discourage a potential acquirer. However, this change in control repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "change in control" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. For example, we could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control repurchase feature of the notes, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries. Our obligation to repurchase the notes upon a change in control would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to repurchase the notes in the event of a change in control or a termination of trading. If a change in control or a termination of trading were to occur, we may not have enough funds to pay the repurchase price for all notes to be repurchased. Future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances, or expressly prohibit our repurchase of the notes upon a change in control or a termination of trading or may provide that a change in control or a termination of trading constitutes an event of default under that agreement. If a change in control or a termination of trading occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase notes submitted for repurchase would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness. Also, if a default occurs under our existing credit facilities, we may be unable to make the cash payments due upon a conversion.

Events of Default and Acceleration

        The following are events of default under the indenture for the notes:

  •
  default in payment of the principal amount or repurchase price with respect to any note when such becomes due and payable, whether at its stated maturity, upon optional redemption, upon required purchase, upon declaration or otherwise;

  •
  default in payment of any interest, including any additional interest, due on any note, which default continues for 30 days;

  •
  our failure to issue notice of a termination of trading, a change in control or a make-whole change in control that does not constitute a change in control as required under the indenture, which failure continues for a period of three business days;

  •
  our failure to comply with our obligation to convert the notes into common stock, upon exercise of a holder's conversion right;

  •
  our failure to comply with any of our other agreements in the notes or the indenture, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of notes then outstanding;

  •
  (i) our failure to make any payment at maturity (after giving effect to any applicable grace period) of indebtedness, which term as used in the indenture means obligations (other than non-recourse obligations) of Micron for borrowed money or evidenced by bonds, notes or similar instruments ("indebtedness"), in a principal amount in excess of $100 million and continuance of such failure, or (ii) the acceleration of indebtedness of Micron in an amount in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of notes then outstanding (provided, however, that if any such failure or acceleration referred to in (i) or (ii) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred); or

  •
  certain events of bankruptcy, insolvency or reorganization affecting us.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes, and any accrued and unpaid interest, including any additional interest, through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes and any unpaid interest, including any additional interest, accrued thereon through the occurrence of such event, shall automatically become and be immediately due and payable.

        Notwithstanding the foregoing, the indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under "—Reports" below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 90 days after the occurrence of such an event of default (which will be the 60th day after written notice is provided to us in accordance with the fifth bullet above) consist exclusively of the right to receive additional interest on the notes in an amount equal to 0.25% of the principal amount of the notes (the "initial extension fee"). We refer to this election as the "initial extension right." If we exercise the initial extension right, the initial extension fee will be payable to all holders of record of the notes on the record date that we specify in our notice that we are electing to use our initial extension right (which will fall between the date of that notice and the date of the related event of default). On the 91st day after such event of default (if such violation is not cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above; provided, however, that if we so elect, the sole remedy of holders will for the succeeding 90 days consist exclusively of the right to receive an additional extension fee on the notes equal to 0.25% of the principal amount of the notes (the "additional extension fee" and each of the additional extension fee and the initial extension fee, an "extension fee," and which we refer to throughout this prospectus supplement as "additional interest"). We refer to this election as the "additional extension right." On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. If we do not pay the additional interest on a timely basis in accordance with this paragraph, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes if any other event of default occurs under the Indenture.

        In order to exercise the initial extension right and elect to pay the initial extension fee as the sole remedy during the first 90 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the close of business on the date on which such event of default occurs and (ii) pay such initial extension fee on or before the close of business on the date on which such event of default occurs. In order to exercise the additional extension right (following our exercise of the initial extension right) and to pay the additional extension fee as the sole remedy starting the 91st day after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the close of business on the 89th day after the occurrence of an event of default for which we have elected to exercise our extension right and (ii) pay such additional extension fee on the record date that we specify in our notice that we are electing to use our additional extension right (which record date will fall between the date of that notice and such 91st day). If we fail to timely give either such notice or pay any extension fee after giving the applicable notice, the notes will be immediately subject to acceleration as provided above.

Mergers and Sales of Assets

        The indenture provides that we may consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person (other than a subsidiary of Micron); provided that:

  •
  the resulting, surviving or transferee person (if other than Micron) is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  such corporation (if other than Micron) assumes all our obligations under the notes and the indenture;

  •
  Micron or such successor is not immediately thereafter in default under the indenture; and

  •
  other conditions described in the indenture are met.

        Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a change in control, permitting each holder to require us to repurchase the notes of such holder as described above.

Modification

        We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected thereby, no supplemental indenture may:

  •
  reduce the principal amount of, repurchase price with respect to or any premium or interest on any note;

  •
  make any note payable in any currency or securities other than that stated in the note;

  •
  change the stated maturity of any note;

  •
  change the ranking of the notes;

  •
  make any change that adversely affects the right of a holder to convert any note;

  •
  make any change that adversely affects the right of a holder to require us to repurchase a note;

  •
  impair the right to convert or receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

  •
  change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

        Without the consent of any holder of notes, we and the trustee may enter into a supplemental indenture for any of the following purposes:

  •
  to cure any ambiguity, omission, defect or inconsistency in the indenture or the notes or to conform the indenture to the description of notes contained in this prospectus supplement;

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture;

  •
  to secure our obligations in respect of the notes and the indenture;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

  •
  to make any changes to comply with the Trust Indenture Act, or any amendment thereto; and

  •
  to make any change that does not adversely affect the rights of any holder of the notes.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of such notes, waive any existing or past default under the indenture and its consequences, except an uncured default (a) in the payment of the principal amount, accrued and unpaid interest, including any additional interest, or repurchase price (b) in the delivery of the consideration due upon conversion or the redemption of the notes or (c) in respect of any provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable after the notes have become due and payable, whether at the stated maturity for the notes, or a repurchase date, or upon conversion or otherwise, an amount in cash or shares of common stock, solely to satisfy outstanding conversions, if applicable, pursuant to the terms of the indenture sufficient to pay all of the outstanding notes, and paying all other sums payable under the indenture by us.

Calculations in Respect of Notes

        We are responsible for making all calculations called for under the notes. We will make all these calculations using commercially reasonable means and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Reports

        The indenture provides that any reports or documents that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same is required to be filed with the SEC.

Information Concerning the Trustee

        Wells Fargo Bank, National Association will be the initial trustee, registrar, paying agent and conversion agent under the indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Global Notes; Book-Entry; Form

        We will initially issue the notes in the form of global securities. The global securities will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, each global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder will hold its beneficial interests in the global securities directly through DTC if such holder has an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC upon the deposit of the global securities with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global securities to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants.

        The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

        Owners of beneficial interests in global securities who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable global security for all purposes under the indenture and the notes, as applicable. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

        Except as set forth below, as an owner of a beneficial interest in a global security, holders will not be entitled to have the notes represented by a global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under a global security. We understand that under existing industry practice, if an owner of a beneficial interest in a global security desires to take action that DTC, as the holder of the global securities, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest, including any additional interest, on the notes represented by the global securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global securities. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest of a global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the applicable global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global securities or ceases to be a clearing agency and we do not appoint a successor depositary or clearing agency within 90 days after receiving notice from DTC or becoming aware that DTC is no longer a clearing agency or there is an event of default under the notes, DTC will exchange the global securities for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

General

        Our authorized capital stock consists of 3,000,000,000 shares of common stock, $0.10 par value. As of April 6, 2009, there were approximately 777.4 million shares of common stock issued and outstanding. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common stock

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and are entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any future preferred stock or any other senior equity, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Anti-takeover effects of Delaware law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

        (1)   prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

        (2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        (3)   at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

        (1)   any merger or consolidation involving the corporation and the interested stockholder;

        (2)   any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

        (3)   subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

        (4)   any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

        (5)   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer agent and registrar

        The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

 CAPPED CALL TRANSACTIONS

        In connection with this offering of notes, we entered into capped call transactions with counterparties, which are affiliated with some of the underwriters of this offering. The capped call transactions cover, subject to anti-dilutive adjustments, approximately 39.3 million shares (or approximately 45.2 million shares if the underwriters exercise their over-allotment option in full) of our common stock. The capped call transactions were entered into with cap prices 60% higher than the public offering price of our common stock in the concurrent public offering of our common stock. We intend to use approximately $21.5 million (or approximately $24.7 million if the underwriters exercise their over-allotment option in full) of the net proceeds from this offering to pay the cost of the capped call transactions.

        The capped call transactions are separate transactions that were entered into by us and the counterparties, are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions.

        If the capped call transactions (or portions thereof) are exercised and the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, is greater than the strike price of the capped call transactions (which correspond to the initial conversion price of the notes and are subject to certain anti-dilutive adjustments) but not greater than the cap price of the capped call transactions, and net share settlement applies, then we expect to receive from the counterparties a number of shares of our common stock with an aggregate market value approximately equal to the product of such excess times the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised. As a result, the capped call transactions are expected to reduce the potential dilution upon conversion of the notes. If, however, the market value per share of our common stock, as measured under the terms of the capped call transactions at the time of exercise, exceeds the cap price of the capped call transactions, the number of shares of our common stock we expect to receive upon the exercise of the capped call transaction (or portions thereof) will be capped at a number of shares with an aggregate market value approximately equal to (x) the excess of the cap price of the capped call transactions over the strike price of the capped call transactions times (y) the number of shares of our common stock relating to the capped call transactions (or the portions thereof) being exercised, and the dilution mitigation under the capped call transactions will be limited to such capped number of shares of our common stock we expect to receive.

        In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparties described above (and/or their affiliates):

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

        In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and potentially the value of the shares of our common stock you will receive upon the conversion of the notes.

        We agreed to indemnify the option counterparties, and/or their affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances, and in certain other limited circumstances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to the issue price of the notes, which is the first price at which a substantial amount of the notes is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as "capital assets" (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

        As used herein, the term "U.S. holder" means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A "non-U.S. holder" is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

        If a partnership (including for this purpose an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

        U.S. holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting.

        In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument by more than a de minimis amount, the holder will be required to include such excess in income as "original issue discount" over the term of the instrument, irrespective of the holder's regular method of tax accounting. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes.

        We may be required to make payments of additional interest to holders of the notes if we do not make certain filings, as described under "Description of Notes—Events of Default and Acceleration" above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore we intend to take the position that this possible payment of additional interest will not subject the notes to the special rules governing certain contingent payment debt instruments. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. holder's regular method of tax accounting. In the event we pay additional interest on the notes, U.S. holders should consult their own tax advisors regarding the treatment of such amounts.

        It is also possible that the payment of additional amounts to all holders of the notes if we exercise our option to redeem the notes prior to maturity, as described under "Description of Notes—Optional Redemption" above, could cause the notes to be treated as contingent payment debt instruments. Although the matter is not free from doubt, we intend to take the position that this additional payment will not cause the notes to be treated as contingent payment debt instruments under the applicable Treasury regulations. Because of the lack of directly applicable authority, however, we can provide no assurance that the notes will not be treated as contingent debt instruments. Our position that the notes are not contingent payment debt instruments is binding on each U.S. holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury regulations.

        Our position that the notes are not contingent payment debt instruments is not, however, binding on the IRS. If the IRS were to successfully challenge our position, and the notes were treated as contingent payment debt instruments, U.S. holders would be required, among other potential adverse consequences, to accrue interest income at a rate substantially higher than the stated interest rate on the notes (regardless of such U.S. holder's regular method of accounting for U.S. federal income tax purposes), and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. In addition, conversion of the notes would be a taxable event, and any gain realized upon conversion would be required to be treated as ordinary income. U.S. holders are urged to consult their own tax advisors regarding the possibility that the notes may be contingent payment debt instruments. This discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

        A U.S. holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under "—U.S. Holders—Conversion of Notes" below). The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder's tax basis in the note. The U.S. holder's tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by the U.S. holder on the disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

        A U.S. holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under "—U.S. Holders—Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The U.S. holder's aggregate tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. holder's tax basis in the note. The U.S. holder's holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note.

        With respect to cash received in lieu of a fractional share of our common stock, a U.S. holder will be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. holder generally will recognize gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the common stock (determined as discussed above) attributable to the fractional share.

        The value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. holder will be taxed as ordinary income. The basis in any shares of common stock attributable to accrued and unpaid interest will equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest will begin on the day after the date of conversion.

        A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in "Description of Notes—Conversion Rights," should consult its own tax advisor concerning the appropriate treatment of such payment.

        In the event that we undergo a business combination as described under "Description of Notes—Conversion Rights—Adjustment to Conversion Rate—Conversions After Reclassifications, Consolidations, Mergers and Certain Sales and Conveyances of Assets," the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make-whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes.

        U.S. holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

        If, after a U.S. holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), the distribution will be treated as a dividend and will be includible in a U.S. holder's income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder's investment, up to the U.S. holder's tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

        The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows holders of notes to receive more shares of common stock on conversion may increase such holders' proportionate interests in our earnings and profits or assets. In that case, the holders of notes may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate holders of notes for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a non-stock change of control, as described under "Description of Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Make-Whole Change in Control" above, also may be treated as a taxable stock distribution. If an event occurs that dilutes the interests of stockholders and the conversion rate of the notes is not adjusted (or not adequately adjusted), this also could be treated as a taxable stock distribution to holders of the notes. Conversely, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted (or not adequately adjusted), the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Not all changes in the conversion rate that result in holders of notes receiving more common stock on conversion, however, increase such holders' proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the holders' interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Any taxable constructive stock distribution resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as a distribution on our common stock paid in cash or other property. It would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient's tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder's investment in its note or common stock (as the case may be) or as capital gain. U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph, as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale, Exchange or Other Disposition of Common Stock

        A U.S. holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the stock. The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder's holding period in the common stock is more than one year, or short-term capital gain or loss if the holder's holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of Interest

        Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as "portfolio interest," and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.

        The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

  •
  owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

  •
  is a "controlled foreign corporation" that is related, directly or indirectly, to us through stock ownership; or

  •
  is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, generally, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under "—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business" below).

        In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation's voting stock.

        The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. holders described below apply only if the holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the non-U.S. holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Common Stock

        Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes or common stock (other than with respect to payments attributable to accrued interest, which will be taxed as described under "—Non-U.S. Holders—Taxation of Interest" above), unless:

  •
  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under "—Non-U.S. holders—Income or Gains Effectively Connected with a U.S. Trade or Business";

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

  •
  the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

        The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes or common stock by a non-U.S. holder if we currently are, or were at any time within five years before the sale, exchange, redemption, conversion or other disposition (or, if shorter, the non-U.S. holder's holding period for the notes or common stock disposed of), a "U.S. real property holding corporation" (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

        Dividends paid to a non-U.S. holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failures to make adjustments) to the number of shares of common stock to be issued on conversion (as described under "—U.S. Holders—Constructive Distributions" above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder's country of residence. A non-U.S. holder should demonstrate its eligibility for a reduced rate of withholding under an applicable income tax treaty by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a non-U.S. holder's conduct of a U.S. trade or business are discussed below under "—Non-U.S. Holders—Income or Gains Effectively Connected with a U.S. Trade or Business".

Income or Gains Effectively Connected With a U.S. Trade or Business

        The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding, provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. holder is a corporation (or an entity treated as a corporation for U.S. federal income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

        The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules, which require the payor to withhold from payments subject to information reporting if the recipient has failed to provide a taxpayer identification number to the payor, furnished an incorrect identification number, or repeatedly failed to report interest or dividends on tax returns. The backup withholding rate is currently 28%.

        Payments of interest or dividends to U.S. holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under "—Non-U.S. Holders—Taxation of Interest" and "—Non-U.S. Holders—Dividends" above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to non-U.S. holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

        Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated April 8, 2009, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. are acting as the representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, severally, the principal amount of notes set forth opposite the names of the underwriters below:

Name	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$92,000,000
Goldman, Sachs & Co.	92,000,000
Deutsche Bank Securities Inc.	16,000,000

Total	$200,000,000

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $30,000,000 aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional notes as the number listed next to the underwriter's name in the preceding table bears to the total number of notes listed next to the names of all underwriters in the preceding table.

        The following table shows the per note and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional $30,000,000 aggregate principal amount of notes.

		Total
	Per Note	No Exercise	Full Exercise
Public offering price	$1,000	$200,000,000	$230,000,000
Underwriting discounts and commissions to be paid by us	$27.50	$5,500,000	$6,325,000
Proceeds, before expenses, to us	$972.50	$194,500,000	$223,675,000

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and capped call transactions described below, are approximately $0.3 million.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the aggregate principal amount of notes offered by them. The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any national securities exchange or include them in any automated quotation system. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

        Our common stock is listed on the New York Stock Exchange under the trading symbol "MU."

        We and each of our directors and executive officers have agreed that, without the prior written consent of each of the representatives on behalf of the underwriters, during the period ending 90 days after the date of this prospectus supplement, we and each of our directors and executive officers will not:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exchangeable for shares of common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of each of the representatives on behalf of the underwriters, neither we nor each such person will, during the period ending 90 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock. The restrictions described in this paragraph do not apply to:

  •
  the sale of notes to the underwriters (and shares of common stock issuable upon conversion thereof) or the shares of common stock offered pursuant to the concurrent offering;

  •
  the capped call transactions described in this prospectus supplement;

  •
  the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

  •
  any grants under our equity or stock plans in accordance with the terms referred to in this prospectus supplement or the accompanying prospectus;

  •
  the surrender of shares or forfeiture to us by executive officers or directors in amounts sufficient to satisfy tax withholding obligations upon the vesting or exercise of stock options or awards;

  •
  transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering and the concurrent offering of common stock, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934 shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

  •
  the establishment by an executive officer or director of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90-day lock-up period;

  •
  transfers by an executive officer or director of shares of common stock or any security convertible into common stock by will or by intestate;

  •
  the transfer by an executive officer or director of shares of common stock or other securities convertible into shares of common stock as a bona fide gift;

  •
  to the extent applicable, distributions of shares of common stock or any security convertible into common stock to limited partners, stockholders, direct or indirect members, or wholly owned subsidiaries of our directors or executive officers;

  •
  transfers of shares of common stock or any security convertible into common stock to any trust, partnership or limited liability company for the direct or indirect benefit of the immediate family of a director or executive officer of us;

  •
  sales of shares of common stock or any security convertible into common stock upon the termination of a director or executive officer's employment or other relationship with us;

  •
  transfers of shares of common stock or any security convertible to common stock to a wholly-owned subsidiary of the undersigned or to the direct or indirect members or partners of the undersigned;

  •
  transfers of shares of common stock or any security convertible into common stock to a nominee or custodian of a person or entity to whom a transfer would be permissible under bullets 8, 9, 10, 11 and 13 above;

  •
  shares of common stock or rights to receive such shares (including securities convertible into or exercisable or exchangeable for common stock) issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a business partner not exceeding, in the aggregate, 5.0% of our outstanding shares of common stock as of the date on which the notes offered hereby are delivered to the underwriters (it being understood that shares issued or issuable pursuant to the immediately following bullet shall not count against such 5.0% limit); and

  •
  shares of common stock or rights to receive such shares (including securities convertible into or exercisable or exchangeable for common stock) issued or contemplated to be issued in connection with an acquisition or a strategic or minority investment transaction with a business partner, provided that the business partner that is issued or to be issued such shares of common stock or rights to receive such shares, prior to or concurrently with execution of any binding agreement providing for the issuance of such shares or rights, agrees, together with its controlled affiliates, to be subject to the restrictions described above from the date of such agreement until a date that is at least 90 days after the date of this prospectus supplement, solely with respect to the shares of common stock received or rights to receive such shares issued, and not with respect to the shares of common stock or rights to receive such shares previously owned or thereafter acquired, provided that transfers among a party to such agreement and its controlled affiliates and among controlled affiliates will be permitted. We will agree that we will not waive any of the foregoing restrictions prior to the date that is 90 days after the date of this prospectus supplement.

        The fifth, eighth, ninth, tenth, eleventh, thirteenth and fourteenth bullets above are subject to the condition, that in the case of any such transfer or distribution, (1) each donee or distributee shall sign and deliver a lock-up letter substantially in the same form as was signed by our directors and executive officers and (2) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the 90-day lock-up period.

        In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or the common stock. Specifically, the underwriters may sell more notes or shares of common stock than they are obligated to purchase under the applicable underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the notes or shares of common stock available for purchase by the underwriters under the applicable over-allotment option. The underwriters can close out a covered short sale by exercising the applicable over-allotment option or purchasing notes or shares of common stock in the open market. In determining the source of notes or shares of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes or shares of common stock compared to the price available under the applicable over-allotment option. The underwriters may also sell notes or shares of common stock in excess of the applicable over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes or shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes or shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes or shares of common stock in the open market to stabilize the price of the notes or the shares of common stock. The underwriters may also impose a penalty bid. This means that if the representatives of the underwriters purchase notes in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those notes as a part of this offering to repay the underwriting discount received by them. These activities may stabilize or maintain the market price of the notes or shares of common stock above independent market levels or prevent or retard a decline in the market price of the notes or the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        In connection with this offering, we entered into capped call transactions with counterparties affiliated with some of the underwriters of this offering (the "counterparties"). These transactions are expected to reduce the potential dilution upon conversion of the notes to the extent described in "Capped Call Transactions." We intend to use approximately $21.5 million (or approximately $24.7 million if the underwriters exercise their over-allotment option in full) of the net proceeds from this offering to pay the cost of the capped call transactions.

        In connection with establishing their initial hedge of these capped call transactions, we expect that the counterparties described above (and/or their affiliates):

  •
  may enter into various over-the-counter cash-settled derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes; and

  •
  may enter into or unwind various over-the-counter derivatives and/or purchase our common stock in secondary market transactions following the pricing of the notes.

        These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or following the pricing of the notes.

        In addition, we expect that the counterparties described above may modify or unwind their hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so on each exercise date of the capped call transactions). The effect, if any, of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes, and potentially the value of the shares of our common stock you will receive upon the conversion of the notes. See "Capped Call Transactions." The capped call transactions are separate transactions and are not part of the terms of the notes and will not affect the holders' rights under the notes. As a holder of the notes, you will not have any rights with respect to the capped call transactions. We have agreed to indemnify the option counterparties, and/or their affiliates, for losses incurred in connection with a potential unwinding of their hedge positions under certain circumstances and in certain other limited circumstances. See "Capped Call Transactions."

        For a discussion of the effect of any market or other activity by the counterparties in connection with these capped call transactions, see "Risk Factors—Risks Related to the Notes—The capped call transactions may affect the value of the notes and our common stock" and "Capped Call Transactions."

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. The underwriters have also agreed to reimburse certain of our expenses in connection with the offering.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

        In the ordinary course of business, the underwriters and/or their affiliates have provided, or may in the future provide, investment banking, investment advisory and/or commercial banking services with us or our affiliates for which customary compensation has been, or will be, received. The underwriters are each underwriters in the concurrent offering.

Selling Restrictions

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or "FSMA") received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer, and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, notes and units of shares and notes of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law"), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the issuance of the notes offered hereby will be passed upon for us by the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, Palo Alto, California.

Prospectus

MICRON TECHNOLOGY, INC.
Common Stock
Warrants
Debt Securities

        We may offer from time to time, in one or more offerings, common stock, warrants, debt securities or any combination thereof. The warrants and debt securities may be convertible into or exercisable for common stock or other securities of our company or debt or equity securities of one or more other entities. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The prospectus supplement may also add, update or change information contained in this prospectus. We urge you to carefully read this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference before you make your investment decision.

        Our common stock is listed on the New York Stock Exchange under the symbol "MU." On April 6, 2009, the last reported sale price for our common stock was $4.52 per share. We do not expect our warrants or debt securities to be listed on any securities exchange or over-the-counter market.

        Investing in our securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the documents we incorporate by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        We may sell the securities to or through one or more underwriters, to other purchasers, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Prospectus dated April 7, 2009

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

i

SUMMARY

About This Prospectus

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

        You should only rely on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        References in this prospectus to "Micron Technology," the "Company," "we," "us" and "our" refer to Micron Technology, Inc. and its subsidiaries, unless otherwise specified.

Micron Technology

        We are a global manufacturer of semiconductor devices, principally semiconductor memory products (including DRAM and NAND Flash) and CMOS image sensors. We operate in two segments: Memory and Imaging. Our products are used in a broad range of electronic applications including personal computers, workstations, network servers, mobile phones and other consumer applications including Flash memory cards, USB storage devices, digital still cameras, MP3/4 players and in automotive applications. We market our products through our internal sales force, independent sales representatives and distributors primarily to original equipment manufacturers and retailers located around the world. Our success is largely dependent on the market acceptance of a diversified portfolio of semiconductor memory products, efficient utilization of our manufacturing infrastructure, successful ongoing development of advanced process technologies and generation of sufficient return on research and development investments.

        We were originally incorporated in Idaho in 1978. In 1984, we were reincorporated in Delaware. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Information about the Company is available on the internet at www.micron.com. The information contained or incorporated in our website is not part of this prospectus.

 RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows.

	Fiscal Year Ended					Six Months Ended
	September 2, 2004	September 1, 2005	August 31, 2006	August 30, 2007	August 28, 2008	March 5, 2009
Ratio of earnings to fixed charges(1)	6.3x	4.5x	10.4x	N/A	N/A	N/A

(1)
For the purpose of calculating such ratios, "earnings" consist of income from continuing operations before income taxes, equity in net losses of equity method investees and noncontrolling interests plus fixed charges and "fixed charges" consist of interest expense (net of capitalized portion), capitalized interest, amortization of debt discount and the portion of rental expense representative of interest expense. Earnings before fixed charges were inadequate to cover total fixed charges by $184 million and $1,622 million for the fiscal years ended August 30, 2007 and August 28, 2008, respectively, and by $1,504 million for the six months ended March 5, 2009.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our expectations for future events and time periods. All statements other than statements of historical fact are statements that could be deemed to be forward-looking statements, including, but not limited to, statements regarding:

  •
  our DRAM development costs relative to Nanya;

  •
  Inotera's transition to our stack process technology and manufacturing plans for CMOS image sensors;

  •
  production levels for the third quarter of 2009 and future increases in NAND production;

  •
  the effects of production slowdowns on costs for the third quarter of 2009 and future charges for inventory write-downs;

  •
  research and development expenses for the third quarter of 2009;

  •
  the remaining costs of restructure plans;

  •
  capital spending in 2009;

  •
  future distributions from IM Flash to Intel and capital contributions to TECH; and

  •
  the impact from the adoption of new accounting standards.

        Generally, the words "anticipate," "believe," "plan," "expect," "future," "intend," "may," "will," "should," "estimate," "predict," "potential," "continue" and similar expressions identify forward-looking statements. Our forward-looking statements are based on current expectations, forecasts and assumptions and are subject to risks, uncertainties and changes in condition, significance, value and effect. As a result of the factors described in this prospectus, any applicable prospectus supplement or free writing prospectus and the documents we incorporate by reference in this prospectus, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the filing of such document.

 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus.

DESCRIPTION OF THE SECURITIES

        We may issue from time to time, in one or more offerings, the following securities:

  •
  shares of common stock;

  •
  warrants exercisable for debt securities or common stock; and

  •
  debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible.

        We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock, warrants and debt securities that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

LEGAL MATTERS

        In connection with offerings of particular securities in the future, and if stated in the appropriate prospectus supplement, the validity of the securities may be passed upon for us by our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended August 28, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the Securities and Exchange Commission rules, we incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.

        The documents we incorporate by reference into this prospectus are:

  •
  our Annual Report on Form 10-K for the fiscal year ended August 28, 2008, including portions of our Proxy Statement for our 2008 Annual Meeting of Stockholders held on December 11, 2008 to the extent specifically incorporated by reference into such Form 10-K;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 4, 2008 and March 5, 2009;

  •
  our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on October 14, 2008, October 15, 2008, November 26, 2008, December 3, 2008, December 23, 2008, February 25, 2009 and February 27, 2009, as well as the portion of our Current Report on Form 8-K deemed filed and not furnished on October 1, 2008 and April 2, 2009; and

  •
  the description of our common stock, $0.10 par value per share, contained in the Registration Statement on Form 8-A (Registration No. 1-10658) declared effective by the Securities and Exchange Commission on November 28, 1990, including any amendments or reports filed for the purpose of updating that description.

        Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by writing or calling us at the following address or telephone number:

  Investor Relations
  Micron Technology, Inc.
  Mail Stop 407
  8000 South Federal Way
  P.O. Box 6
  Boise, ID 83707-0006

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

        Our Internet address is www.Micron.com. We make available, free of charge, through our Internet website copies of our recent filings with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the Securities and Exchange Commission. Information contained on our website is not incorporated by reference to this prospectus.

        Our common stock is quoted on the New York Stock Exchange under the symbol "MU" and you may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 regarding this offering with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

MICRON TECHNOLOGY, INC.

COMMON STOCK
WARRANTS
DEBT SECURITIES

PROSPECTUS

April 7, 2009